Exhibit 99.3

Execution Version

STOCK EXCHANGE AGREEMENT

by and among

Akerna Corp., as Buyer,

Each of the Shareholders of Trellis Solutions, Inc., as Sellers,

Pranav Sood, as Sellers’ Representative,

and

Trellis Solutions, Inc.

April 8, 2020

i

schedules AND EXHIBITS

Schedule 1(b)	Terminated Agreements
Schedule 3.4	Net Working Capital Methodology
Schedule 3.5	Contingent Consideration Customers
Schedule 4.2	Material Consents
Schedule 4.5	Government Consents
Schedule 4.6	Payoff Letters
Schedule 4.8(b)	Resigning Directors and Officers
Schedule 4.8(g)	Lien Search Jurisdictions
Schedule 5.1(d)	Governmental Filings
Schedule 6.3(b)	Seller Required Consents
Schedule 6.5	Ownership of Shares
Schedule 7.1(a)	Organization
Schedule 7.1(b)	Capitalization
Schedule 7.1(d)	Officers and Directors
Schedule 7.3(b)	Company Required Consents
Schedule 7.4	Subsidiaries
Schedule 7.5(a)	Financial Statements
Schedule 7.7(a)	Releases of Hazardous Substances
Schedule 7.7(b)	Environmental Permits
Schedule 7.8(b)	Material Permits
Schedule 7.9	Accounts Receivable
Schedule 7.10(b)	Owned Real Property
Schedule 7.10(c)	Leased Real Property
Schedule 7.12	Tax Matters
Schedule 7.12(l)	Income Tax Classifications
Schedule 7.13(a)	Intellectual Property
Schedule 7.13(b)	Intellectual Property Matters
Schedule 7.14	Contracts and Commitments
Schedule 7.15	Litigation
Schedule 7.16(a)	Employee Benefits
Schedule 7.16(d)	Multiemployer Plans
Schedule 7.17(a)	Labor Matters
Schedule 7.17(c)	Terminated Company Employees
Schedule 7.17(d)	Employee and Independent Contractor Census
Schedule 7.17(e)	Employee Policies
Schedule 7.18	Customers and Key Suppliers
Schedule 7.19	Insurance
Schedule 7.20	Employee Loans
Schedule 7.22	Affiliate Transactions
Schedule 7.23	Leased Personal Property
Schedule 7.24	Licenses
Schedule 7.25	Bank Accounts
Schedule 7.26	Company Transaction Expenses and Indebtedness
Schedule 8.3	Buyer Required Consents

Schedule 9.2	Conduct of Business
Schedule 9.5(k)	Purchase Price Allocation

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Compete
Exhibit C	Form of Estoppel Certificate
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Sellers
Exhibit F	Omnibus Resolution

v

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”), is dated as of April 8, 2020 (the “Signing Date”), and is by and among (A) Akerna Corp., a Delaware corporation (“Buyer”), (B) each of the parties set forth in Exhibit E, (collectively, the “Sellers”), (C) Pranav Sood, an individual residing in the State of California, (the “Sellers’ Representative”) and (D) Trellis Solutions, Inc., an Ontario corporation (the “Company”). Sellers, the Sellers’ Representative and, prior to the Closing, the Company and its Subsidiaries, are collectively referred to herein as the “Seller Parties.” Capitalized terms not otherwise defined shall have the meanings set forth in Article I.

Recitals

WHEREAS, the Sellers own 100% of the issued and outstanding capital stock of the Company, calculated on a fully diluted basis (the “Shares”); and

WHEREAS, the Seller Parties desire to make certain representations, warranties, covenants and agreements in connection with the sale of the Shares and also to prescribe various conditions to the Share Purchase.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Affiliate” means, with respect to any Person, any of (a) a manager, member, partner, director, officer or equity holder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” (and its variations such as “controlled by” or “under common control with”) includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Anti-Bribery Laws” means all anti-bribery and anti-corruption Laws of any jurisdiction, including the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act (15 U.S.C. 78dd-1 et seq.).

“Akerna Business” means the business conducted, or contemplated to be conducted by the Buyer as of the date hereof, including the provision of inventory tracking and enterprise resource planning technology to cannabis industry operators.

“Akerna Public Disclosure Record” means all prospectuses, circulars, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed by Buyer as of the date hereof on EDGAR under the name of Buyer and not marked private;

“Akerna Shares” means shares of the common stock of Buyer.

“Assets” has the meaning assigned to such term in Section 7.10(a).

“Base Amount” means the aggregate amount of Two Million Dollars ($2,000,000), comprised of the number of Akerna Shares with an aggregate value of Two Million Dollars ($2,000,000), based on the Closing Share Value.

“Business” means the business conducted, or contemplated to be conducted by the Company and its Subsidiaries as of the date hereof, including the provision of seed-to-sale tracking software to cannabis industry operators.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the cities of New York, New York or Toronto, Ontario.

“Buyer” has the meaning assigned to such term in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning assigned to such term in Section 10.2.

“Buyer Tax Returns” has the meaning assigned to such term in Section 9.5(b)(ii).

“Cap” has the meaning assigned to such term in Section 10.3(b).

“Cash on Hand” means the sum of all cash, cash equivalents and marketable securities held by the Company and its Subsidiaries, as of the Closing Time, as computed in accordance with GAAP (net of issued but uncleared checks and drafts, pending wire and bank transfers, security deposits and customer deposits and governmental charges assessed on money or currency transfers or payments, but including checks and other wire transfers and drafts deposited or available for the account of the Company or one of its Subsidiaries). Cash on Hand shall exclude any cash which is not freely usable by Buyer because it is subject to restrictions, limitations or Taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction (collectively, “Restricted Cash”) and cash disbursed on the Closing Date to pay any Company Transaction Expenses or Indebtedness.

“Closing” has the meaning assigned to such term in Section 3.3.

“Closing Date” has the meaning assigned to such term in Section 3.3.

“Closing Date Schedule” has the meaning assigned to such term in Section 3.4(a).

“Closing Indebtedness” means the outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Time.

“Closing Net Working Capital” means the Net Working Capital of the Company and its Subsidiaries, as of the Closing Time, calculated in accordance with the template attached hereto as Schedule 3.4.

“Closing Statement” has the meaning assigned to such term in Section 3.1(a).

“Closing Share Value” means $5.72.

“Closing Time” means 12:01 a.m., New York, New York time, on the Closing Date.

“COBRA” has the meaning assigned to such term in Section 7.16(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means any employee of Company or any of its Subsidiaries.

“Company Plan” has the meaning assigned to such term in Section 7.16(a).

“Company Proprietary Software” means all Software owned by the Company and/or any of its Subsidiaries, including, all current and prior versions of any Software owned by the Company and/or any of its Subsidiaries used to operate the internal computers and systems of the Company and/or any of its Subsidiaries or used in products and services marketed, licensed, sold or distributed to customers of the Company and/or any of its Subsidiaries.

“Company Tax Returns” has the meaning assigned to such term in Section 9.5(b)(i).

“Company Transaction Expenses” means (i) all expenses and other amounts that are incurred or will be incurred prior to and through the Closing Date or are subject to reimbursement by the Company or any of its Subsidiaries, in each case, in connection with the consideration, review, pursuit, negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including costs, fees, disbursements and other amounts payable to any financial advisors, attorneys, accountants, investment banks and other advisors and service providers, (ii) any severance payments, discretionary bonuses, retention payments and any change-of-control, success, similar payments payable to any person (including to any employee, officer, director or manager of the Company or its Subsidiaries) as a result of or in connection with the Seller Parties entering into this Agreement or by reason of the performance or consummation of the transactions contemplated by this Agreement, including any sale bonuses, and any employer-paid portion of all employment and payroll Taxes payable in connection with any of the payments described in this subpart (ii), in each case for clauses (i) through (ii) above, to the extent payable by the Company or its Subsidiaries and which have not been paid in full in cash as of the Closing.

“Confidential Information” means any data or information concerning the Company or any of its Subsidiaries (including trade secrets), without regard to form, regarding (for example and including, but not limited to) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Confidential Information also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or reasonably designates as confidential information whether or not owned or developed by the Company.

“Contract” means any written or unwritten contract, agreement, indenture, note, bond, mortgage, loan, instrument, Lease, license or any other legally binding commitment or undertaking.

“Current Assets” means the current assets of the Company and its Subsidiaries; provided that, for purposes hereof, the Current Assets shall not include (a) any Cash on Hand or Restricted Cash, (b) any deferred income Tax assets, (c) any intercompany receivables within the Seller Parties, or (d) customer deposits or receivables in respect of deferred revenue items, calculated based on the accounting books and records of the Company, in each case determined in accordance with GAAP and on a basis consistent with the most recent audited Financial Statements delivered pursuant to Section 7.5 of this Agreement.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries, including accrued vacation and accrued bonus amounts in respect of any period ending on or prior to the Closing Date; provided that, for purposes hereof, the Current Liabilities shall not include any (a) deferred income Tax Liabilities, (b) Closing Indebtedness, (c) any item taken into account in the calculation of Cash on Hand, or (d) the Company Transaction Expenses, all determined based on the accounting books and records of the Company in accordance with GAAP and on a basis consistent with the most recent audited Financial Statements delivered pursuant to Section 7.5 of this Agreement.

“Customers” has the meaning assigned to such term in Section 7.18.

“Deductible” has the meaning assigned to such term in Section 10.3(a).

“Documents” means this Agreement, the Escrow Agreement, the Non-Compete, the Lock-Up Agreements and all other agreements, instruments, certificates and documents to be executed in connection herewith, to consummate the transactions contemplated hereby and thereby.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval online public database from the U.S. Securities and Exchange Commission (SEC).

“Employee Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), or (b) any other employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, vacation, pension, retirement, stock option, stock purchase, stock appreciation, equity incentive, health, welfare, medical, dental, disability, life insurance or any similar plans, programs or arrangements, other than any plan, program, or arrangement mandated by applicable Law (including plans, programs or arrangements maintained by a Governmental Authority requiring the payment of social security taxes or similar contributions to a fund of a Governmental Authority).

“Environment” means any of the following media:

(a) land, including surface land, sub-surface soil or strata and any natural or man-made structures;

(b) water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata;

(c) air, including indoor and outdoor air; and

(d) fish, wildlife, plant life and other natural resources.

“Environmental Laws” means all Laws, as in effect on the date hereof, relating to pollution, the protection of the Environment or use, storage, handling, manufacture, processing, Releases of exposure to Hazardous Substances, including but not limited the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Solid Waste Disposal Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and any applicable United States federal, state or local Law having a similar subject matter.

“Environmental Matter” means:

(a) pollution or contamination of the Environment, including, soil or groundwater contamination or the occurrence or existence of, or the continuation of the existence of, a Release of any Hazardous Substance;

(b) the treatment, disposal or Release of any Hazardous Substance;

(c) exposure of any Person to any Hazardous Substance; and/or

(d) the violation or alleged violation of any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit issued, granted or required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any Person who is required to be treated as a single employer with the Company or any of its Subsidiaries, as applicable, pursuant to Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b).

“Escrow Account” means an account established by the Escrow Agent to hold the Escrow Funds in accordance with this Agreement and the Escrow Agreement.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit A among Buyer, Sellers’ Representative and the Escrow Agent.

“Escrow Funds” means the number of Akerna Shares with an aggregate value of $200,000, based on the Closing Share Value.

“Estimated Cash on Hand” has the meaning assigned to such term in Section 3.1(a)(ii).

“Estimated Closing Indebtedness” has the meaning assigned to such term in Section 3.1(a)(iii).

“Estimated Company Transaction Expenses” has the meaning assigned to such term in Section 3.1(a)(iv).

“Excluded Claims” has the meaning assigned to such term in Section 10.3(a).

“Final Accounting Firm” has the meaning assigned to such term in Section 3.4(b).

“Final Cash on Hand” has the meaning assigned to such term in Section 3.4(a)(iv).

“Final Closing Date Indebtedness” has the meaning assigned to such term in Section 3.4(a)(ii).

“Final Closing Date Transaction Expenses” has the meaning assigned to such term in Section 3.4(a)(iii).

“Final Net Working Capital” has the meaning assigned to such term in Section 3.4(a)(i).

“Financial Statements” has the meaning assigned to such term in Section 7.5(a).

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, articles or certificate of incorporation, memorandum of association, articles of association, articles of organization, certificate of formation, declaration of trust, partnership agreement, by-laws, and/or operating limited liability company agreement.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 6.1 (Organization; Capitalization), 6.2 (Authorization of Transaction), 6.3 (Non-contravention), 6.5 (Ownership of Shares), 7.1 (Organization; Capitalization; Title to Shares), 7.2 (Authorization of Transaction), 7.3 (Non-contravention), 7.4 (Subsidiaries), 7.7 (Environmental Matters), 7.10 (Properties), 7.12 (Tax Matters), 7.26 (Brokers; Company Transaction Expense; Indebtedness), Sections 8.1 (Organization), 8.2 (Authorization of Transaction), 8.3 (No Restrictions Against Purchase of Shares) and 8.4 (Brokers).

“Funded Indebtedness” means Indebtedness of the type referred to in clauses (a), (b), (c), (f), (k) and (l) of the definition of Indebtedness.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“General Enforceability Exceptions” has the meaning assigned to such term in Section 6.2.

“Governmental Authority” means any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, international, provincial, federal, state, county or local.

“Hazardous Substance” means, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form that is friable, urea-formaldehyde foam insulation and polychlorinated biphenyls regulated by 40 CFR Part 761 and/or (b) any chemical, material, substance or waste, which is now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants,” or “pollutants”, or terms of similar meaning or effect, in each case as regulated under Environmental Laws, including but not limited to materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity, toxicity, reactivity, or other harmful characteristics.

“Indebtedness” means, with respect to the Company and any of its Subsidiaries, all Liabilities or obligations created or arising out of (a) all indebtedness of the Company and any of its Subsidiaries for borrowed money or the deferred purchase price of property or services, including indebtedness incurred to finance insurance premiums, and whether funded or unfunded, secured or unsecured or with recourse or without recourse, (b) under or in connection with drawn letters of credit, performance bonds, bankers’ acceptances or similar instruments, (c) indebtedness, obligations or Liabilities, evidenced by notes, debentures, bonds, merchant cash advance or factoring agreements or other similar instruments for the payment of which the Company or any of its Subsidiaries is liable, (d) customer advances or deposits and other deferred revenue items, as required to be accrued for under GAAP, (e) any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (whether or not the rights and remedies of the Company, any of its Subsidiaries or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (g) related to any earn-out or contingent payment or similar payment or obligation at the maximum payable in respect thereof; (h) arising from cash/book overdrafts, (i) all the obligations (whether principal, interest, any purchase price to be paid to transfer the ownership of the leased property to the Company or one of its Subsidiaries or otherwise) under leases which are, or are required to be, in accordance with GAAP, recorded as finance or capital leases in respect of which such Person is liable as a lessee, (j) in connection with the unwinding of any hedge, swap or other derivative transaction; (k) all interest, fees, penalties (including pre-payment penalties) and other expenses owed (or to be owed in connection with the repayment thereof) with respect to the indebtedness referred to above, and/or (l) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Person” means any Person entitled to indemnification under Article X hereto.

“Indemnifying Person” means any Person with indemnification obligations under Article X hereto.

“Indemnity Reserve Amounts” has the meaning assigned to such term in Section 10.4(g)(i).

“Initial Payment Amount” means:

(a) the Base Amount;

(b) plus the Estimated Cash on Hand, if a positive number or minus the absolute value of the Estimated Cash on Hand, if a negative number;

(c) minus the Escrow Funds;

(d) minus the Estimated Closing Indebtedness;

(d) minus the Company Transaction Expenses;

(e) plus the amount by which the Preliminary Net Working Capital is greater than the Target Working Capital; or

(f) minus the absolute value of the amount by which the Preliminary Net Working Capital is less than the Target Working Capital.

“Intellectual Property” means any and all of the following, throughout the world, and all rights arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations in part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, trade secrets, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all derivative works thereof; (d) all rights in and good-will associated with internet uniform resource locators, domain names, trade names, logos, slogans, designs, common Law trademarks and service marks, trademark and service mark registrations and applications therefor; (e) all Software; (f) all rights in databases and data collections; (g) all other proprietary rights derived under applicable state, federal or foreign Laws; and (h) all moral and economic rights of authors and inventors, however denominated.

“Invoices” means final invoices in respect of all Company Transaction Expenses setting forth (a) the amounts due in respect thereof through the Closing and (b) wire instructions for payment of such amounts.

“IRS” has the meaning assigned to such term in Section 7.16(a).

“Key Supplier” has the meaning assigned to such term in Section 7.18.

“Latest Balance Sheet Date” has the meaning assigned to such term in Section 7.5(a).

“Law” means all applicable federal, state, local, municipal, foreign or other constitution, law, statute, common law, code, ordinance, technical or other standing treaty, rule, directive, requirement or regulation, policy, determination, procedures or Order enacted, adopted or promulgated by any Governmental Authority, including, without limitation, any laws, rules or regulations relating to import-export and customs services rules or regulations.

“Leased Real Property” has the meaning assigned to such term in Section 7.10(c).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 7.13(a)(iii).

“Licenses” shall mean all rights and benefits under licenses, permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any other Person.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, assessment, levy, covenant, easement, right of way, reservation, restriction, cloud on or defect in title, right of first refusal or first offer, equity, encroachment, burden, option, or other similar arrangement or interest in real or personal property, including liens (statutory or otherwise), trusts, deemed trusts or other encumbrances.

“Limited Source Supplier” has the meaning assigned to such term in Section 7.18.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, Liabilities, claims, encumbrances, Liens, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ and consultants’ fees and disbursements and costs of litigation.

“Majority of the Sellers” means those Sellers that would be entitled to receive not less than half of the Base Amount to be paid to the Sellers in accordance with the terms of this Agreement;

“Material Adverse Change” means, with respect to any Person, any material adverse change in the assets, operations, prospects or financial condition of such Person; provided, that, for purposes of this Agreement, a Material Adverse Change shall not include changes to the assets, operations or financial condition of the Akerna Business or Business, as applicable, resulting from (a) changes to the U.S. economy, the global economy, in each case, as a whole, or the industry or markets in which the Akerna Business or Business, as applicable, operates (except to the extent such changes disproportionately affect the Akerna Business or Business, as applicable), (b) general economic, regulatory or political conditions or changes in the countries in which the Business operates, (c) military action or any act of terrorism, (d) changes in the debt, financing or securities markets, or (e) changes in Law, except to the extent such material adverse change disproportionately affects or impacts Buyer or the Company or any of its Subsidiaries, as applicable, as compared to similarly situated companies in the Akerna Business or Business, as applicable.

“Material Contracts” has the meaning assigned to such term in Section 7.14(a).

“Material Employee Agreement” has the meaning assigned to such term in Section 7.16(a).

“Material Permits” has the meaning assigned to such term in Section 7.8(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means, as of a specified time, an amount equal to Current Assets minus Current Liabilities.

“Non-Compete” has the meaning assigned to such term in Section 4.8(e).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company and its Subsidiaries (including with respect to quantity and frequency) with respect to the Business.

“Other Post-Closing Amounts” has the meaning assigned to such term in Section 3.4(a).

“Outside Date” has the meaning assigned to such term in Section 5.2(b).

“Owned Intellectual Property” means all choate and all inchoate Intellectual Property owned by the Company or any its Subsidiaries or subject to an obligation to assign to the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning assigned to such term in Section 7.10(b).

“Party” means each of Buyer, the Company and the Seller Parties, and collectively, the “Parties.”

“Pay-Off Letters” has the meaning assigned to such term in Section 4.6.

“Pending Claim” has the meaning assigned to such term in Section 10.4(g)(i).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including, without limitation, any requisite occupational licenses, certificates of competency, manufacturing certifications and ISO certifications.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being properly contested in good faith by appropriate proceedings and which are fully reserved on the books of the Company, (ii) workers or unemployment compensation Liens arising in the Ordinary Course of Business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not yet due and payable and that are released on or before Closing, and (iv) zoning ordinances, recorded easements and other restrictions of legal record affecting the Real Property or matters which would be revealed by a survey, and that in either case do not, individually or in the aggregate, materially impair the current use or occupancy of the Real Property or impair the value or marketability (or, in jurisdictions where any Lien regardless of type or materiality defeats marketability, insurability) of title in the Real Property.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Property Leases” shall mean all rights and benefits under leases of tangible personal property.

“Policies” and “Policy” each have the meaning assigned to such term in Section 7.19(a).

“PPACA” has the meaning assigned to such term in Section 7.16(c).

“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Preliminary Net Working Capital” has the meaning assigned to such term in Section 3.1(a)(i).

“Proceeding” means any action, dispute, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority or arbitrator.

“Proportionate Share” means the percentage set out beside the name of each Seller in Exhibit E with respect to amounts payable to the Sellers in accordance with this Agreement and the indemnification obligations of each Seller pursuant to Article X in favour of the Buyer Indemnified Parties.

“Purchase Price” means:

(a)  the Base Amount;

(b) plus the Final Cash on Hand if a positive number or minus the absolute value of the Final Cash on Hand if a negative number;

(c) minus the Final Closing Date Indebtedness;

(d) minus the Escrow Funds;

(e) minus the Final Closing Date Transaction Expenses;

(f) plus the amount by which the Final Net Working Capital is greater than the Target Working Capital; or

(g) minus the amount by which the Final Net Working Capital is less than the Target Working Capital.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Lease” has the meaning assigned to such term in Section 7.10(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Substances into the Environment, and “Released” shall be construed accordingly.

“Release Date” has the meaning assigned to such term in Section 10.4(g)(i).

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

“Sellers” has the meaning assigned to such term in the preamble of this Agreement.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means the actual awareness of facts or circumstances concerning a matter by Pranav Sood or the knowledge that he would have after reasonable inquiry in respect of matters within the area of his primary responsibility.

“Seller Parties” has the meaning assigned to such term in the preamble of this Agreement.

“Sellers’ Representative” has the meaning assigned to such term in Section 11.15(a).

“Share Purchase” has the meaning assigned to such term in Section 2.1.

“Shares” has the meaning assigned to such term in the recitals of this Agreement.

“Signing Date” has the meaning assigned to such term in the preamble of this Agreement.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all comments and any procedural code.

“Straddle Period” means any Tax Period that includes but does not end on the Closing Date.

“Straddle Period Returns” has the meaning assigned to such term in Section 9.5(b)(ii).

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient equity interests to elect a majority of the board of directors (or equivalent with respect to a Person that is not a corporation).

“Target Working Capital” means ($62,740.657).

“Tax” or “Taxes” means all taxes, charges, fees, levies, assessments, or other governmental charges (whether federal, state, local, or non-U.S.), including, without limitation, income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, unclaimed property, escheat, registration, customs duties, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including, without limitation, all estimated taxes, deferred taxes, deficiency assessments, related charges, fees, interest, penalties, additions to tax or other assessments.

“Tax Period” or “Taxable Periods” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” has the meaning set forth in 9.5(i)(i).

“Tax Return” means any federal, state, local or non-U.S. return, estimate, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment elections and disclosures thereto, and including any amendment thereof.

“Terminated Agreements” means the Contracts set forth on Schedule 1(b).

“Transaction” means the Share Purchase contemplated by this Agreement, together with any and all related transactions and proceedings contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) arising out of or in connection with the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and any other similar applicable state or local “mass layoff” or “plant closing” Law.

Article II.
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase and take assignment and delivery from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Shares free and clear of Liens (the “Share Purchase”), which Shares will, at the Closing, represent all of the issued and outstanding equity securities of the Company, for the Purchase Price.

Article III.
CLOSING CONSIDERATION; CLOSING

3.1 Calculation of Initial Purchase Price.

(a) Not less than three (3) days prior to the Closing, the Sellers’ Representative shall deliver to Buyer a statement (the “Closing Statement”) setting forth its good faith estimate of the following:

(i) the estimated Closing Net Working Capital (the “Preliminary Net Working Capital”);

(ii) the amount of the estimated Cash on Hand (the “Estimated Cash on Hand”);

(iii) an itemized list of the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”);

(iv) an itemized list of the estimated Company Transaction Expenses (the “Estimated Company Transaction Expenses”); and

(v) a calculation of the Initial Payment Amount, after giving effect to the above;

in each case together with reasonably detailed schedules and data supporting such estimates. The Sellers’ Representative shall consider in good faith any adjustments to the Initial Payment Amount proposed by Buyer prior to Closing. For purposes of clarification, if the Cash on Hand is a negative number, it shall be deemed a deduction from the calculation of both the Initial Payment Amount and the Purchase Price (without duplication).

3.2 Payment of Initial Payment Amount.

(a) On the Closing Date, Buyer shall make the following payments:

(i) Buyer will pay any Estimated Closing Indebtedness pursuant to the wire instructions set forth in the Pay-Off Letters.

(ii) Buyer will pay any Estimated Company Transaction Expenses pursuant to the wire transfer instructions set forth in the Invoices.

(iii) Buyer shall deliver the Escrow Funds to the Escrow Account to be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b) Buyer shall issue in the name of each Seller, or as directed by each Seller on the applicable execution page hereof, a certificate representing the Proportionate Share of Akerna Shares to which such Seller is entitled in respect of the Initial Payment Amount and deliver such certificates to the Sellers.

(c) Buyer shall pay the remaining Initial Payment Amount (after payment or retention, as applicable, of the above amounts) to the Sellers in accordance with the wire instructions provided pursuant to Section 3.1(a)(vi).

3.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote delivery of documents at the offices of Dentons US LLP in Kansas City, Missouri, five (5) Business Days after satisfaction or waiver of the conditions to Closing set forth herein, or otherwise at a time and on a date mutually agreeable to the Parties after the conditions to Closing set forth herein are satisfied or waived. The date on which the Closing occurs shall be referred to as the “Closing Date.”

3.4 Purchase Price Adjustment.

(a) Not later than the ninetieth (90th) day following the Closing, Buyer shall prepare and deliver to the Sellers’ Representative, a schedule (the “Closing Date Schedule”) setting forth:

(i) a calculation of the Closing Net Working Capital (the “Final Net Working Capital”) along with reasonable, written supporting documentation;

(ii) an itemized list of the Closing Indebtedness (“Final Closing Date Indebtedness”);

(iii) an itemized list of the Company Transaction Expenses (“Final Closing Date Transaction Expenses”); and

(iv) the amount of actual Cash on Hand (“Final Cash on Hand”).

The amounts in Sections 3.4(a)(ii)-(iv) are referred to herein as the “Other Post-Closing Amounts.”

(b) If the Sellers’ Representative disagrees with the Final Net Working Capital or any of the Other Post-Closing Amounts as reflected on the Closing Date Schedule, Sellers’ Representative shall notify Buyer in writing within fifteen (15) days after the date on which Buyer delivers such Closing Date Schedule to the Sellers’ Representative, which shall include the items as to which Sellers’ Representative disagrees and Sellers’ Representative’s calculation of such disputed amounts with reasonable supporting detail. Buyer and the Sellers’ Representative shall reasonably cooperate to resolve any such disagreements. If Buyer and the Sellers’ Representative are unable to resolve all such disagreements on or before the date which is fifteen (15) days following notification by the Sellers’ Representative of any such disagreements, the Sellers’ Representative and Buyer shall retain a nationally recognized independent public accounting firm upon whom the Sellers’ Representative and Buyer shall mutually agree, or if no such other accounting firm is willing to serve as the Final Accounting Firm, then such other qualified Person upon whom the Sellers’ Representative and Buyer shall mutually agree (such accounting firm or other Person being referred to as the “Final Accounting Firm”), to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to the Closing Date Schedule and the calculation of the Final Net Working Capital and/or any of the Other Post-Closing Amounts. The determination by the Final Accounting Firm shall be binding and conclusive on both the Seller Parties and Buyer.

(c) The Final Accounting Firm shall offer the Sellers’ Representative and Buyer the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. The determination of the Final Accounting Firm shall be based solely on the provisions of this Agreement and such written submissions by the Sellers’ Representative and Buyer and their respective Representatives and shall not be by independent investigation or review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after the Sellers’ Representative and Buyer submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Final Accounting Firm shall not assign a value to Final Net Working Capital and/or any of the Other Post-Closing Amounts which is greater or less than the values submitted by the Sellers’ Representative, on the one hand, or Buyer, on the other hand. The determination of the Final Accounting Firm with respect to the correctness of Final Net Working Capital and/or any of the Other Post-Closing Amounts shall be final and binding on the Parties. The reasonable fees, costs and disbursements of the Final Accounting Firm, and the fees, costs and disbursements of the prevailing party, including, without limitation, reasonable attorney fees and expenses, shall be paid in full by the non-prevailing party. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties (except in connection with the enforcement of its rights, as required by Law or to prepare its financial statements or Tax Returns). The Parties agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d) The Sellers’ Representative shall be entitled to have reasonable access to the books of the Company and its Subsidiaries, to the extent prepared specifically in connection with the Final Net Working Capital, the Other Post-Closing Amounts and the Closing Date Schedule and, upon reasonable prior notice, shall be entitled to discuss such books and records and work papers with the Company and its Subsidiaries and those employees of the foregoing responsible for the preparation thereof.

(e) Payments.

(i) If the Final Net Working Capital as determined pursuant to this Section 3.4 is less than the Preliminary Net Working Capital, then the Sellers’ Representative shall deliver to Buyer (or its designee as set forth in a written notice to the Sellers’ Representative) a portion of the Escrow Funds equal in value to the amount by which the Preliminary Net Working Capital exceeds the Final Net Working Capital in accordance with subpart (v) below.

(ii) The Sellers shall pay to Buyer the amount by which the Final Closing Date Indebtedness exceeds the Estimated Closing Indebtedness in cash by wire transfer of immediately available funds in accordance with subpart (v) below.

(iii) The Sellers shall pay to Buyer the amount by which the Final Closing Date Transaction Expenses exceeds the Estimated Company Transaction Expenses in accordance with subpart (v) below.

(iv) (A) Buyer shall pay to the Sellers the amount by which the Final Cash on Hand exceeds the Estimated Cash on Hand, or (B) the Sellers shall pay to Buyer the amount by which Estimated Cash on Hand exceeds the Final Cash on Hand, in each case, in accordance with subpart (vi) below.

(v)

(A) If, after giving effect to subparts (i) through (iv) above, a net amount is due to Buyer from the Sellers (such amount, a “Buyer Adjustment Amount”), such amount shall first be satisfied from the Escrow Funds and, in connection therewith, the Buyer and Sellers’ Representative shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release such amount from the Escrow Funds to Buyer based on the Closing Share Value, it being agreed that the Buyer Adjustment Amount shall not exceed the Escrow Funds.

(B) If, after giving effect to subparts (i) through (iv) above, a net amount is due to the Sellers from Buyer (such amount, a “Seller Adjustment Amount”), the Seller Adjustment Amount shall be paid by the Buyer to the Sellers in cash by wire transfer of immediately available funds within three (3) Business Days after the date such amount is finally determined pursuant to this Section 3.4.

(vi) All amounts payable by Buyer under this Section 3.4 shall be subject to set-off for any claim of Buyer against any of the Seller Parties.

3.5 Contingent Consideration. Subject to this Section 3.5, as contingent additional consideration for the Shares, the Sellers will be eligible to receive the Contingent Consideration Payment (defined below) in accordance with the following:

(a) Contingent Consideration Statement. On or before the ninetieth (90th) day following September 30, 2020, Buyer shall prepare or cause to be prepared and will furnish to the Sellers a statement (the “Contingent Consideration Statement”) showing the calculation of the Company’s September 2020 annualized recurring revenue derived from the customers set forth on Schedule 3.5 (the “Annualized Revenue”), together with the records, work papers and audit programs used or created by or on behalf of Buyer in connection with preparation of the Contingent Consideration Statement or which are otherwise reasonably required to support such Contingent Consideration Statement. Unless the Sellers, within thirty (30) days after receipt of the Contingent Consideration Statement, gives Buyer a notice objecting thereto and specifying, in reasonable detail, the basis for such objection and the amount in dispute (an “Contingent Consideration Objection”), such Contingent Consideration Statement shall be binding upon Buyer and the Sellers.

(b) Contingent Consideration Payment. Buyer shall issue to the Sellers their pro rata portion of an amount of Akerna Shares (based on the 20-day volume weighted average closing price of the Akerna Shares on the NASDAQ as of the date of payment of the Contingent Consideration Payment) equal to the product of (i) five (5), multiplied by (ii) the Annualized Revenue (the “Contingent Consideration Payment”). The Contingent Consideration Payment, if any, shall be paid by Buyer to the Sellers within five (5) Business Days after the Contingent Consideration Statement becomes binding pursuant to subpart (a) above.

(c) Contingent Consideration Payment Dispute. In the event there is a dispute between Buyer and the Sellers regarding the calculation of the Contingent Consideration Payment, if any, and the Sellers timely provide Buyer with a Contingent Consideration Objection, Buyer shall then have thirty (30) days to review and respond to the Contingent Consideration Objection. Buyer shall have full, reasonable and timely access to all relevant information, including books and records, work papers and audit programs (including those of the parties’ respective accountants and financial personnel), if any, used by the Sellers in connection with the preparation of the Contingent Consideration Objection and all other information and items reasonably requested by Buyer to facilitate its timely review. Buyer and the Sellers shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Contingent Consideration Objection. If the Sellers do not properly and timely deliver an Contingent Consideration Objection, the Sellers shall conclusively be deemed to have accepted the Contingent Consideration Statement. If the Sellers and Buyer are unable to mutually resolve all of their disagreements with respect to the Contingent Consideration Objection by the date thirty (30) days following the completion of Buyer’s review of the Contingent Consideration Objection, then the Sellers and Buyer shall refer their remaining differences under this Section 3.5 to the Final Accounting Firm. Each of the Sellers and Buyer shall prepare and submit to the Final Accounting Firm the remaining differences under this Section 3.5 between Buyer and the Sellers which were the subject of the unresolved Contingent Consideration Objection. Buyer and the Sellers shall provide the Final Accounting Firm full, reasonable and timely access to all relevant information in their respective possession, custody or control, including books and records, work papers and audit programs (including those of the parties’ respective accountants and financial personnel), if any, reasonably requested by the Final Accounting Firm to facilitate its timely determination of the matters subject to its review. The Final Accounting Firm shall find solely in favor of either the Sellers preparation of such items or the Buyer’s preparation of such items, with no deviation, compromise or other adjustment thereto without the consent of Buyer and the Sellers. The Sellers and Buyer shall direct the Final Accounting Firm to use its reasonable best efforts to render its determination within thirty (30) days of submission. Absent manifest error, the Final Accounting Firm’s determination shall be final, conclusive and binding upon Buyer and the Sellers for all purposes. The reasonable fees, costs and disbursements of the Final Accounting Firm, and the fees, costs and disbursements of the prevailing party, including, without limitation, reasonable attorney fees and expenses, shall be paid in full by the non-prevailing party.

(d) Confidentiality. All information delivered by Buyer to the Sellers pursuant to this Section 3.5 shall be held by the Sellers in strict confidence and not disclosed to any other party (other than their counsel and other professional advisors and in such case subject to obligations of confidentiality and nondisclosure), without Buyer’s prior written consent.

3.6 Withholding. Buyer, Company and any Affiliate thereof shall be entitled to deduct and withhold, and Buyer, Company and any Affiliate thereof shall deduct and withhold, any amounts they are required to deduct and withhold pursuant to any provision of Tax law in connection with any payments required to be made by Buyer, Company or any Affiliate pursuant to the terms of, or in connection with any transaction contemplated by, this Agreement. To the extent that amounts are so withheld by Buyer, Company, or any Affiliate, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person otherwise entitled to receive such payments pursuant to this Agreement.

Article IV.
CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

4.1 Representations and Warranties; Covenants.

(a) (i) The Fundamental Representations of the Seller Parties shall be true, correct and complete in all respects, and (ii) the other representations and warranties of the Sellers set forth in Article VI and the other representations and warranties of the Company set forth in Article VII shall be true, correct and complete in all respects (in the case of any representation or warranty not qualified by the phrases “materially,” “material,” “in all material respects,” “material adverse change,” “Material Adverse Change,” and any similar phrase) or in all material respects (in the case of any representation or warranty qualified by the phrases “materially,” “material,” “in all material respects,” “material adverse change,” “Material Adverse Change,” and any similar phrase), in each case, on and as of the Closing Date, as if such representations and warranties were made as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date).

(b) The Seller Parties shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller Parties on or prior to the Closing Date.

4.2 Consents. The material consents listed on Schedule 4.2, in form and substance satisfactory to Buyer, shall have been obtained and executed copies thereof delivered to Buyer.

4.3 Absence of Material Adverse Change. Since the Signing Date, there shall have been no Material Adverse Change with respect to the Company or its Subsidiaries.

4.4 Absence of Litigation. As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any aspect of the transactions or events contemplated hereby, declare unlawful any aspect of the transactions or events contemplated by this Agreement or the other Documents, cause any aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded or affect, in any material respect, the right of Buyer to own, operate or control the Company and the Shares.

4.5 Governmental Required Consents. All filings or registrations with any Governmental Authorities listed on Schedule 4.5 which are required for or in connection with the execution and delivery by the Seller Parties of the Documents or the consummation of the transactions contemplated thereby, in form and substance satisfactory to Buyer shall have been obtained or made and executed copies thereof delivered to Buyer.

4.6 Payoff Letters. The Seller Parties shall have delivered to Buyer payoff letters duly executed by each lender, lessor or other of the Funded Indebtedness, including those set forth on Schedule 4.6 (the “Pay-Off Letters”), indicating that, upon payment of the amount specified in such Payoff Letter, all outstanding obligations of the Company arising under or relating to such Funded Indebtedness shall be repaid and extinguished in full and that upon receipt of such amount such Person shall release its Liens and other security interests in, and shall file, or authorize the Seller Parties to file, Uniform Commercial Code Termination Statements and such other documents necessary to release of record its Liens and other security interests in the assets and properties of the Company.

4.7 Invoices. The Seller Parties shall have delivered to Buyer the Invoices.

4.8 Other Documents. The Seller Parties shall have delivered to Buyer each of the following:

(a) Certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank;

(b) Resignations of the directors and officers of the Company and its Subsidiaries set forth on Schedule 4.8(b); and

(c) A non-competition agreement, the form of which is attached hereto as Exhibit B (the “Non-Compete”), duly executed by Sellers’ Representative.

(d) The Escrow Agreement executed by the Sellers’ Representative;

(e) Copies of the results of a recent Uniform Commercial Code, tax and judgment lien search against the Company and its Subsidiaries in the state and county offices listed on Schedule 4.8(g), and evidence reasonably satisfactory to Buyer that all Liens (other than Permitted Liens not extinguished at Closing) have been or, at the Closing, will be satisfied, terminated, released or waived, as appropriate;

(f) Copies of resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of this Agreement by the Company, and a certificate of the secretary of the Company, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect on the Closing Date;

(g) A long-form good standing certificate of each of the Company and its Subsidiaries, in each case, dated no earlier than five (5) Business Days prior to the Closing Date, issued by the Secretary of State of the jurisdiction of its formation, together with certified Fundamental Documents of the Company and its Subsidiaries;

(h) A certificate signed on behalf of the Company by one of its authorized officers certifying that the conditions in Section 4.1 have been satisfied;

(i) Such signature cards for each of the bank accounts listed on Schedule 7.25, as may be necessary to remove the signing privileges of each of the Persons designated by Buyer;

(j) Evidence that the Terminated Agreements have been terminated in their entirety and that all obligations and Liabilities of the Company and its Subsidiaries (including obligations to pay money) have been satisfied;

(k) An estoppel certificate substantially in the form of Exhibit C for each of the Leased Real Properties; and

(l) Lock-up agreements with each of the Sellers, substantially in the form attached as Exhibit D hereto (the “Lock-Up Agreements”).

Article V.
CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES; TERMINATION

5.1 Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a) Delivery of Payments. Buyer shall have delivered the payments to be made on the Closing Date in accordance with the provisions of Section 3.2.

(b) Representations and Warranties; Covenants.

(i) The representations and warranties of Buyer set forth in (i) Sections 8.1 and 8.2 shall be true, correct and complete in all respects, and (ii) the other representations and warranties of the Buyer set forth in Article VIII shall be true, correct and complete in all respects (in the case of any representation or warranty not qualified by the phrases “materially,” “material,” “in all material respects,” “material adverse change,” “Material Adverse Change,” and any similar phrase) or in all material respects (in the case of any representation or warranty qualified by the phrases “materially,” “material,” “in all material respects,” “material adverse change,” “Material Adverse Change,” and any similar phrase), in each case, on and as of the Closing Date, as if such representations and warranties were made as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date).

(ii) Buyer shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(iii) Buyer shall have delivered to the Sellers a certificate signed on behalf of Buyer by one of its authorized officers certifying that the conditions in Section 5.1(b)(i) and 5.1(b)(ii) have been satisfied.

(iv) Buyer shall have sufficient shares to cause the payment of the Initial Payment Amount to the Sellers.

(v) Buyer shall deliver to the Sellers’ Representative the Escrow Agreement executed by Buyer.

(c) Absence of Litigation. As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents, or cause any material aspect of any transaction contemplated by this Agreement or the other Documents to be rescinded.

(d) Governmental Filings. All filings or registrations with any Governmental Authorities listed on Schedule 5.1(d) which are required for or in connection with the execution and delivery by Buyer of the Documents or the consummation of the transactions contemplated thereby, shall have been obtained or made.

5.2 Termination. This Agreement shall terminate prior to Closing:

(a) upon the mutual written agreement of Buyer and the Sellers;

(b) upon written notice from Buyer to the Sellers if, (i) any of the Seller Parties shall have breached any of their representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article IV which breach has not been waived by Buyer and cannot be cured, or has not been cured within ten (10) days after the giving of notice by Buyer specifying such breach or (ii) any of the conditions precedent set forth in Article IV (excluding conditions that, by their nature are to be satisfied at the Closing) shall not have been satisfied on or before April 10, 2020 (the “Outside Date”), so long as, in the case of clause (ii), Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(c) upon written notice from the Sellers to Buyer if, (i) Buyer shall have breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article V (excluding conditions that by their nature are to be satisfied at the Closing) which breach has not been waived by the Sellers and cannot be or has not been cured within ten (10) days after the giving of notice by the Sellers specifying such breach, or (ii) any of the conditions precedent set forth in Article V (excluding conditions that, by their nature are to be satisfied at the Closing) has not been satisfied on or before the Outside Date, so long as, in the case of clause (ii), none of the Seller Parties are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

5.3 Effect of Termination. If this Agreement is validly terminated pursuant to, and in accordance with, Section 5.2, all further obligations of the Parties under this Agreement shall become null and void and of no further force or effect, except that Sections 9.4(c) (Confidential Information), 9.7 (Transaction Expenses), 11.12 (Public Announcements) and 11.7 (Governing Law) will survive; provided, however, that nothing in this Section 5.3 will be deemed to release any Party from any liability for fraud or any willful breach by such Party of the terms and provisions of this Agreement; provided, further, that if this Agreement is terminated by Buyer because of the breach of this Agreement by any of the Seller Parties or by the Sellers because of the breach of this Agreement by Buyer or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal and equitable remedies will survive such termination unimpaired.

Article VI.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, except as set forth in the corresponding sections or subsections of the Schedules attached hereto, each Seller, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, represents and warrants to Buyer that the statements contained in this Article VI are true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date (except where expressly limited to a specific date, in which case such statements shall be true, correct and complete only as of such specific date).

6.1 Organization; Capitalization. If applicable, the Seller which is an entity is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority to own, operate, lease or otherwise hold its properties and to carry on its business, including the Business, as presently conducted. If applicable, the Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary.

6.2 Authorization of Transaction. The Seller has all requisite power and authority to enter into, execute, deliver and perform all of its obligations under this Agreement and all other Documents to which he/she/it is a party executed or to be executed in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each Document to which the Seller is or will be a party has been or when executed will be duly executed and delivered by the Seller and constitutes or when executed, will constitute, the valid and legally binding obligations of the Seller enforceable against the Seller, in accordance with its terms and conditions, as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “General Enforceability Exceptions”). The Seller is acquiring the Akerna Shares solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  The Seller acknowledges that the Akerna Shares are not registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and that the Akerna Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  The Seller is able to bear the economic risk of holding the Akerna Shares for an indefinite period (including total loss of their investment) and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment. The Seller is an “accredited investor” and have not been offered the Akerna Shares by means of any “general solicitation” or “ general advertising”, all such terms as defined in Regulation D under the Securities Act.

6.3 Non-contravention. Except as set forth on Schedule 6.3(b), the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, permit or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by the Documents or in order for Buyer to conduct the Business as presently conducted in the ordinary course immediately following the Closing.

6.4 Litigation. There are no Proceedings pending or to Sellers’ Knowledge, threatened against the Seller or any of its rights, properties or assets, including the Shares. The Seller is not subject to or in default under any Order that would prevent, hinder or delay the consummation of the Transaction.

6.5 Ownership of Shares. The Seller is the owner of all of the Shares which it is selling in accordance with this Agreement and immediately before the Closing the Seller will be the owner of the Shares it selling, free and clear of all Liens. Except as set forth on Schedule 6.5, the Seller is not a party to any option, warrant, right, contract, call, put or other agreement providing for the disposition or acquisition of any Shares, nor is the Seller a party to any voting trust, proxy or other agreement with respect to voting any Shares with any other party.

Article VII.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, except as set forth in the corresponding sections or subsections of the Schedules attached hereto, the Sellers, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, represent and warrant to Buyer that the statements contained in this Article VII are true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date (except where expressly limited to a specific date, in which case such statements shall be true, correct and complete only as of such specific date).

7.1 Organization; Capitalization; Title to Shares.

(a) Each of the Company and each of its Subsidiaries is a legal entity, duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite corporate or company power and authority to own, operate, lease or otherwise hold its properties and to carry on its business, including the Business, as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Schedule 7.1(a) lists the jurisdiction of organization of the Company and each of its Subsidiaries and each jurisdiction in which the Company and its Subsidiaries is qualified or licensed to do business.

(b) The authorized and outstanding equity interests of the Company and each of its Subsidiaries are as set forth on Schedule 7.1(b). Each outstanding equity interest shown thereon, including the Shares, is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 7.1(b) there are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its equity interests nor are there any securities convertible or exchangeable into any equity interest of the Company or any of its Subsidiaries, or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

(c) The equity interests set forth on Schedule 7.1(b) constitute all of the issued and outstanding equity interests of the Company and its Subsidiaries.

(d) The copies of the minute book and equity contribution records of the Company and each of its Subsidiaries have been delivered or made available to Buyer for inspection and are true and correct and appropriately reflect all material company action taken by the Company and its Subsidiaries. The names of the current directors and officers (or the equivalent with respect to Company Subsidiaries that are not corporations) of the Company and its Subsidiaries (prior to giving effect to the resignations to be delivered pursuant to Section 4.11(b)) are set forth in Schedule 7.1(d).

7.2 Authorization of Transaction. Each of the Company and its Subsidiaries has all requisite corporate or company power and authority to enter into, execute, deliver and perform all of its obligations under this Agreement and all other Documents to which it is or will be a party executed or to be executed in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each Document to which the Company or any of its Subsidiaries is or will be a party has been duly and validly authorized by all necessary action on the part of the Company and such Subsidiary, as applicable, and each Document to which the Company or any of its Subsidiaries is a party has been or when executed will be duly executed and delivered by the Company or its Subsidiary, as applicable, and constitutes or when executed will constitute the valid and legally binding obligations of the Company or its Subsidiary, as applicable, enforceable against the Company or such Subsidiary, as applicable, in accordance with its terms and conditions, subject to the General Enforceability Exceptions.

7.3 Non-contravention.

(a) Neither the execution, delivery and performance of the Documents by the Company or any of its Subsidiaries nor the consummation of the transactions contemplated by the Documents by the Company or any of its Subsidiaries:

(i) violates any Law as to which the Company or any of its Subsidiaries is subject; or

(ii) conflicts with or violates any provision of the Fundamental Documents of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 7.3(b), none of the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any consent or approval of any other Person in order for the Parties to consummate the transactions contemplated by the Documents or in order for Buyer to conduct the Business in the Ordinary Course of Business immediately following the Closing.

(c) The Fundamental Documents of the Company and its Subsidiaries that have been furnished or made available to Buyer are complete and correct copies of all Fundamental Documents (including all amendments thereto) of the Company and its Subsidiaries. The Fundamental Documents of the Company and its Subsidiaries are in full force and effect, and no other Fundamental Documents are applicable to or binding upon the Company or its Subsidiaries. None of the Company or any of its Subsidiaries is in violation of any provisions of its Fundamental Documents.

(d) Assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Schedule 7.3(b) are obtained or made the execution, delivery and performance by each of the Company and each of its Subsidiaries of this Agreement and each other Document to which it is a Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in any breach of or constitute a default under or give rise to any right of termination, cancellation, modification, amendment or acceleration of (whether after the filing of notice or the lapse of time or both) any Material Contract, (ii) require a consent or notice under, give rise to a material loss of any benefit to which the Company or any of its Subsidiaries is entitled under, or materially impair any of its rights under any Material Contract, to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound or affected; or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) on the properties or assets of the Company or any of its Subsidiaries.

7.4 Subsidiaries. Other than as set forth on Schedule 7.4, the Company does not have any Subsidiaries or own, directly or indirectly, any stock, partnership interest, limited liability company interest or joint venture interest in, or any security issued by, any other Person. All of the issued and outstanding equity interests of the Company’s Subsidiaries are owned beneficially and of record by the Company and are fully paid and non-assessable. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that require any of the Company’s Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its equity interests nor are there any securities convertible or exchangeable into any equity interest of such Subsidiaries, or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiaries.

7.5 Financial Statements; Absence of Undisclosed Liabilities.

(a) Attached hereto as Schedule 7.5(a) is a correct and complete copy of (i) the unaudited consolidated balance sheet (including any related notes thereto) of the Company and its Subsidiaries as at December 31 in each of the years 2017, 2018 and 2019, together with the unaudited consolidated statement of operations and cash flows for the Company and its Subsidiaries as at December 31 in each of the years 2017, 2018 and 2019 and (ii) an unaudited balance sheet of the Company and its Subsidiaries as of February 29, 2020 (the “Latest Balance Sheet Date”), together with the unaudited statement of operations and cash flows for the two (2) months then ended (the financial statements referred to in clauses (i) and (ii), being the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and its Subsidiaries at the respective dates and the results of their operations and cash flows for the periods indicated, except as otherwise set forth in the notes thereto and, in the case of interim statements, for ordinary course, year-end audit adjustments that are not, individually or in the aggregate, material.

(b) The Company and its Subsidiaries maintain accurate books and records reflecting their material assets and liabilities and maintain, and have maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls that provide reasonable assurance that (i) material transactions are recorded as necessary to permit accurate preparation of their financial statements and to maintain accurate accountability for their assets; (ii) the reporting of their assets is compared with existing assets at regular intervals; and (iii) accounts, notes and other receivables and inventory are recorded accurately, subject to the allowances for doubtful accounts included therein and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) None of the Company or any of its Subsidiaries has any material Liabilities or obligations, whether accrued, absolute, fixed, contingent, or otherwise, whether due or to become due, other than (a) Liabilities that are specifically set forth and adequately reserved against in the Financial Statements dated as of the Latest Balance Sheet Date and specifically reflected on such Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (c) executory obligations under Contracts to which the Company or one of its Subsidiaries is a party, but not Liabilities arising out of any breach of any such Contract occurring on or prior to the Closing Date, and (d) Liabilities included in the calculation of Closing Net Working Capital. None of the Company or any of its Subsidiaries is responsible for any obligations or Liabilities of any Seller Parties or any of their Affiliates (other than the Company and its Subsidiaries), whether accrued, absolute, fixed, contingent, or otherwise, whether due or to become due.

7.6 Subsequent Events. Since January 1, 2019: (a) each of the Company and its Subsidiaries has conducted its businesses in the Ordinary Course of Business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and the Documents, (b) there has not occurred any event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change on the Company or its Subsidiaries, and (c) none of the Company or its Subsidiaries has:

(i) issued, sold, transferred, disposed of, acquired, redeemed, granted options or rights to purchase, rights of first refusal or subscription rights, or sold any securities of the Company or its Subsidiaries (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests or securities with profit participation features) or permitted any reclassifications of any securities of the Company or any of its Subsidiaries;

(ii) amended or modified its Fundamental Documents in any manner;

(iii) declared, paid or otherwise set aside for payment any non-cash dividend or other non-cash distribution with respect to the Shares or any other equity securities;

(iv) merged or consolidated with, or acquired all or substantially all the assets of, or otherwise acquired, any business, business organization or division thereof, or any other Person;

(v) sold, leased, licensed, sublicensed, assigned, transferred or became subject to any Lien (other than Permitted Liens) or otherwise disposed of any assets other than (i) the sale and/or licensing of inventory (including tests and content) and damaged or obsolete or excess equipment; (ii) the settlement of accounts receivable; and (iii) the sale of goods, in each case in the Ordinary Course of Business;

(vi) canceled any material debts or claims, or suffered any material loss or waived any rights of material value (in each case outside of the ordinary course of business consistent with past practice);

(vii) made any loans or advances to, or guaranties of loan or advances for the benefit of, any Person;

(viii) settled or compromised any material Proceeding;

(ix) (A) entered into any new, or amended or terminated (other than for cause) any Material Employee Agreement; (B) granted any material increases in the compensation perquisites or benefits to current or former officers, directors, employees or consultants, other than normal increases in the ordinary course of business to the extent consistent with the past practice of the Company; or (C) agreed to grant or granted any equity-related, cash-based, performance or similar awards or bonuses or any other award that, at the option of the grantee, is to be settled in securities of the Company or any of its Subsidiaries;

(x)  (A) adopted, amended or terminated any Employee Benefit Plan (other than as required by applicable Law) or adopted or entered into any new Employee Benefit Plan or materially increased the benefits provided under any Employee Benefit Plan (other than increases incurred in the ordinary course of business to the extent consistent with past practice), or promised or committed to undertake any of the foregoing in the future; or (B) entered into, amended or extended any collective bargaining or other labor agreement;

(xi) delayed or postponed the payment of accounts payable or other Liabilities or otherwise conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including with respect to purchases of supplies, repairs and maintenance, levels of capital expenditures and operation of cash management practices generally);

(xii) accelerated or caused the acceleration of the collection or receipt of any accounts receivable or the realization of other current assets or otherwise conduct its cash management customs and practices other than in the ordinary course of business consistent with past practice (including with respect to pricing and credit practices and operation of cash management practices generally);

(xiii) engaged in any promotional sales or material discount or other activity with customers outside of the Ordinary Course of Business;

(xiv) abandoned or permitted to lapse any Owned Intellectual Property;

(xv) entered into any transaction with or for the benefit of any Affiliate other than the transactions contemplated by this Agreement, the other Documents and the transactions contemplated herein and therein;

(xvi) made or changed any material Tax election, settled or compromised any material Tax claim or Tax Proceeding, consented to any waiver of the statute of limitations period applicable to any Tax claim or Tax Proceeding, and entered into any closing agreement with respect to material Taxes;

(xvii) terminated the coverage of any insurance policies, or failed to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect as of the date hereof;

(xviii) made any change in accounting practices or policies other than as required by applicable Law or GAAP; or

(xix) authorized, or committed or agreed to take, any of the foregoing actions that would affect the Company or any of its Subsidiaries or otherwise be in effect from and after the Closing.

7.7 Environmental Matters.

(a) Except as disclosed on Schedule 7.7(a): (i) no Release of any Hazardous Substance has occurred, or, to Seller’s Knowledge, is threatened at, on, under, or from any Real Property, the Company, any of the Company’s Subsidiaries, or the Business that could give rise to liability under any Environmental Law and (ii) none of the Seller Parties has received written notice alleging that, the Company or any of its Subsidiaries may be responsible for any Release of Hazardous Substances with respect to the Real Property or the Business or for any material costs or Liabilities arising under, or material violation of, Environmental Laws with respect thereto, and no facts exist that could be reasonably likely to impose any such Liabilities.

(b) Schedule 7.7(b) sets forth a list of all Environmental Permits held by the Company and/or its Subsidiaries and used in connection with the Business. Such Environmental Permits constitute all the licenses and permits required under the Environmental Laws in connection with the conduct of the Business as presently conducted. There are no legal Proceedings pending or to Seller’s Knowledge, threatened in respect of any such Environmental Permits, all such Environmental Permits are in full force and effect, and timely and complete applications for renewal of such Permits have been filed with the appropriate Governmental Authorities where required.

(c) The Company and each of its Subsidiaries is, and has at all times been, in compliance with Environmental Laws or Environmental Permits.

(d) The Company and its Subsidiaries (i) are not subject to any Order, settlement agreement, consent orders, fines or penalties, in connection with any liability or violation, alleged or otherwise, arising under Environmental Law and (ii) have not assumed, undertaken, or provided an indemnity with respect to any liability or potential liability of any other person or entity under any Environmental Law.

(e) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligation for site-investigation or cleanup, or notification to, or consent of, Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible party transfer” Environmental Laws.

7.8 Legal Compliance.

(a) Each of the Company and each of its Subsidiaries is and has been operated in compliance with all, and not in violation of any, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, and has not conducted any internal investigations or received any internal claims with respect to, any violation of any, Laws applicable to the Business, the Company and/or the Company’s Subsidiaries.

(b) Each of the Company and each of its Subsidiaries is in possession of all Permits of all Governmental Authorities and certification organizations required and material for the conduct of the Business and operation of its facilities as now being conducted or as may be conducted prior to the Closing (the “Material Permits”). Each of such Material Permits is set forth on Schedule 7.8(b), true and complete copies of which have been made available to Buyer. All such Material Permits are in full force and effect, and will not be subject to cancellation or revocation as a result of consummation of the Transactions contemplated hereby. The Company, its Subsidiaries and each of the Company Employees are in compliance with all such Material Permits. None of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority alleging any failure to possess any Material Permit or for any failure to keep any Material Permit in full force and effect, nor has the Company or any of its Subsidiaries received written notice from any Governmental Authority instituting proceedings for the cancellation, non-renewal or modification of any Material Permits. No Governmental Authority is currently auditing the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received any written notice that any Governmental Authority is intending to audit the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor, the Sellers’ Knowledge, any of their current or former officers or directors, nor any of their respective other Representatives, have received, made, offered or authorized, directly or indirectly, in connection with the operation or maintenance of the business of the Company or any of its Subsidiaries or in connection with this Agreement or otherwise, any contribution, bribe, rebate, payoff influence payment, kickback, other payment or gift of anything of value, regardless of what form, whether in money, property or services (each, a “Payment”) to a government official, or to any other Person while knowing or having reason to suspect that any part of such Payment will be given or promised to a government official, and that such Payment would: (A) influence any act or decision of such government official in his/her or its official capacity; (B) obtain or pay for favorable treatment for the Company or any of its Subsidiaries or other Contracts secured; (C) induce such government official to do or omit to do any act in violation of the lawful duty of such government official; (D) induce such government official to use his/her or its influence with any Governmental Authority, public international organization or political party, to affect or influence such Governmental Authority, organization or party; (E) secure any improper advantage; (F) obtain special concessions or for special concessions already obtained; or (G) otherwise be in violation of any Law, including any Anti-Bribery Law. None of the Company or any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries or their respective Representatives is in violation of, or has liability under any such Laws.

(d) Each of the Company and its Subsidiaries has established and maintains reasonable internal controls and procedures to ensure compliance with all applicable Anti-Bribery Laws; and which each of the Company and its Subsidiaries reasonably believes to be adequate to prevent Representatives and other persons acting on behalf of the Business, the Company or its Subsidiaries from bribing any person.

(e) Neither the Company nor any of its Subsidiaries nor any of their respective Representatives is a target of U.S. economic sanctions or trade controls, including but not limited to the List of Specially Designated Nationals and Blocked Persons administered by the United States Treasury Department’s Office of Foreign Assets Control (the “SDN List”). Without limitation to the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective Representatives is (i) named on the SDN List, (ii) owned or controlled, in whole or in part, by any Person named on the SDN List, or (iii) acting for or on behalf of any Person on the SDN List.

(f) The Business, the Company and each of its Subsidiaries have been and are in material compliance with all applicable export control, customs, and sanctions requirements, including sanctions administered by the Office of Foreign Assets Control of the Treasury Department, the requirements of the Export Administration Regulations (EAR), the International Traffic In Arms Regulations (ITAR) and any orders and licenses issued thereunder, which requirements include obtaining all proper authorizations or licenses from the Department of Commerce or the Department of State for the export or re-export of any item, product, article, commodity or technical data.

7.9 Accounts Receivable. Schedule 7.9 sets forth a complete and accurate list of all accounts receivable set forth in the Financial Statements dated as of the Latest Balance Sheet Date. With respect to such accounts receivable reflected on Schedule 7.9: (a) such accounts receivable have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business, (b) except to the extent of any reserve for doubtful accounts recorded in accordance with GAAP and specifically reflected on the Financial Statements as of the Latest Balance Sheet Date, such accounts receivable have been collected or are collectible in the Ordinary Course of Business in the book amounts thereof and (c) such accounts receivable are not subject to valid defenses, set offs or counterclaims.

7.10 Properties.

(a) Each of the Company and each of its Subsidiaries has good title to, or has valid leasehold interests in, all tangible and intangible personal property and other assets used in the Business as currently conducted (the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets and the Real Property are, taken as a whole, in such condition and repair (ordinary wear and tear excepted) as is sufficient, to operate the Business after the Closing Date in substantially the same manner as presently conducted.

(b) Schedule 7.10(b) sets forth a listing of any and all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), which schedule includes the respective street addresses thereof.

(c) Schedule 7.10(c) sets forth a listing of any and all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”), which schedule includes the respective street addresses thereof. The Company or the applicable Subsidiary of the Company has a valid license or leasehold interests in all of its Leased Real Property and a valid fee ownership interest in its Owned Real Property, subject, in each case to Permitted Liens. The Company has furnished or made available to Buyer, true and correct copies of all leases and licenses (together with any amendments and modifications thereto) under which the Company or any of its Subsidiaries is the landlord, sublandlord, licensor, tenant, subtenant or occupant of real property (each a “Real Property Lease”). Each Real Property Lease was entered into at arms’ length and in the ordinary course, is in full force and effect and, to Sellers’ Knowledge, is valid and binding upon and enforceable against each of the parties thereto (subject to the General Enforceability Exceptions). Neither the Company, any of its Subsidiaries, nor to Sellers’ Knowledge, any other party to each Real Property Lease, is in material breach or material default under such Real Property Lease, and no event has occurred or failed to occur or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit termination, modification or acceleration of rent under such Real Property Lease, and no party to any Real Property Lease has, since January 1, 2019, given the Company any written notice of any claim of any such material breach, default or event. There are no Proceedings, disputes or conditions affecting any Real Property that reasonably would be expected to materially curtail or interfere with the use of such property.

(d) There are no pending, or to Sellers’ Knowledge, threatened, condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Real Property or improvements thereon and the Company has not received any written notice from a Governmental Authority of its intention to take or use any Real Property.

(e) None of the Company or any of its Subsidiaries has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed. The use and operation of all Real Property conform to all applicable building, zoning, fire, health, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title, except for such nonconformity which is not material. All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the facilities of the Company and its Subsidiaries as currently operated are available to such facilities. None of the Company or any of its Subsidiaries has received any written notice of any delinquent bills or invoices or any proposed, planned or actual curtailment of service of any utility supplied to any of its facilities.

(f) All buildings, structures, fixtures, building systems and material equipment that are part of the Real Property are, in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the operation of the Business in substantially the same manner as presently conducted and are structurally sound and free of material defects.

(g) Each of the Company and each of its Subsidiaries has obtained all appropriate certificates of occupancy, Licenses, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated. True and complete copies of all such certificates, permits and Licenses have heretofore been delivered to the Buyer or its representatives. Each of the Company and each of its Subsidiaries has all approvals, permits and Licenses (including any and all Environmental Permits) necessary to lease or operate the Real Property as currently leased and operated, as the case may be, except where the failure to have any such approvals, permits or licenses is not material.

(h) All machinery, equipment, furniture, fixtures and other personal property and all plants, buildings, structures and other facilities, including, without limitation, office space used by the Company or any of its Subsidiaries in the conduct of its Business, are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of the Company and its Subsidiaries. The Company has delivered to the Buyer or its representative true and complete copies of any leases, licenses and other material Contracts related to the Real Property.

(i) The Leased Real Property and the Assets are all of the real property and personal property required to conduct the Business as presently conducted. No Seller Party or any of their Affiliates (other than the Company and its Subsidiaries) owns any Assets or any other asset used in, or necessary in connection with the conduct of, the Business.

(j) To Sellers’ Knowledge, there are no adverse physical characteristics applicable to the Real Property, such as, without limitation, sink holes, which would adversely affect development of the Real Property.

7.11 Inventory. All inventory is owned by the Company or its applicable Subsidiary free and clear of all Liens other than Permitted Liens, is of a good and merchantable quality usable and salable in the Ordinary Course of Business, is fit for the purpose for which it was manufactured, is recorded at the lower of cost or market in accordance with GAAP, and is not defective or damaged and no such inventory is obsolete, slow-moving or will become out-of-date or expire prior to the first anniversary of the Closing Date. None of the Company or any of its Subsidiaries has engaged in any “bill and hold” or similar arrangement, and none of the Company or any of its Subsidiaries is in possession of any inventory with respect to which it has recognized revenue.

7.12 Tax Matters. Except as set forth on Schedule 7.12:

(a) The Company and each of its Subsidiaries has duly and timely file or caused to be filed, or shall file or cause to be filed, all income and other material Tax Returns that are required to be filed on or prior to the Closing Date (taking into account any applicable extension of time within which to file) by, or with respect to, the Company and each of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects. All Taxes payable by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date have been (or will be) paid prior to the Closing Date. In the case of Taxes of the Company and each of its Subsidiaries accruing for a period (or portion thereof) ending on or before the Closing Date that are not due on or before the Closing Date, has made adequate provision (not including any provision for deferred Taxes established to reflect timing differences between book and Tax income) in its books and records (as applicable) and on the face of its Financial Statements (rather than in any notes thereto) for such payment.

(b) There are no outstanding extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of, or which includes, the Company or any of its Subsidiaries.

(c) There is no audit, examination, action, suit, Proceeding, investigation, audit, claim or assessment pending or, to Sellers’ Knowledge, proposed with respect to any Liability for Tax, or with respect to any Tax Return, of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary was subject to an audit, examination, action, suit, Proceeding, investigation, claim or assessment or similar proceeding by any Governmental Authority that concluded within the last year.

(d) There are no Liens (other than Permitted Liens) for Taxes upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(e) There is no Tax deficiency outstanding, proposed or assessed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver or comparable consent pursuant to federal, state, local, or non-U.S. Tax Law extending the statute of limitations on or extending the period for the assessment or collection of any Tax and no written request for such a waiver or extension is currently pending. No claim has been made in writing by a Governmental Authority of a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns or has not paid Taxes claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) All Taxes that the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable (including sales tax).

(g) Neither the Company nor any of its Subsidiaries is or will liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law) or (ii) as a transferee or successor or by Contract (other than Contracts with vendors, landlords or other Persons, the principal purpose of which is not to address Tax matters). The Company is not and has never been (or required to be) a member of any consolidated, combined or unitary group for federal, state, local or non-U.S. Tax purposes.

(h) Neither the Company nor any of its Subsidiaries is or will not a party to, or bound by, any written material Tax allocation, indemnification or sharing agreement (other than in each case contracts with vendors, landlords and other Persons the principal purpose of which is not to address Tax matters), including, for the avoidance of doubt, any agreement pursuant to which the Company or any of its Subsidiaries has any obligation to make any payment to any other Person with respect to any Taxes imposed under Sections 409A or 4999 of the Code.

(i) No written ruling from any Governmental Authority has been received or requested by or with respect to the Company or any of its Subsidiaries.

(j) The Company and each of its Subsidiaries have disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company and each of its Subsidiaries has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a Taxable Period ending on or prior to the Closing Date or an adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election by the Company under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) or (vii) election by the Company or an Affiliate under Section 965 of the Code.

(l) The federal income tax classification of the Company and each of its Subsidiaries is set forth on Schedule 7.12(l).

(m) Neither the Company nor any of its Subsidiaries is or will either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the prior two year period, or in a distribution which would otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) No item will be required to be included in the gross income of the Company or its Subsidiaries thereof pursuant to Section 451(b)(1)(A) of the Code earlier than the time such item would otherwise be required to be included for U.S. federal income tax purposes in the absence of Section 451(b)(1)(A) of the Code.

(o) Prior to the date hereof, the Company and each of its Subsidiaries has made available to Buyer complete and accurate copies of all income Tax Returns filed by the it on or prior to the date hereof for all Tax Periods (or portions thereof) beginning on or after January 1, 2014.

(p) Neither the Company nor any of its Subsidiaries is or will has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither the Company nor any of its Subsidiaries is or will be a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local, or non-U.S. Tax law).

(r) Neither the Company nor any of its Subsidiaries is or will be a party to any joint venture, partnership, or other arrangement or Contract which could be treated as a partnership for U.S. federal income tax purposes.

(s) None of the intangible assets of the Company or any of its Subsidiaries within the meaning of Section 197 of the Code (including any goodwill and going concern value) was held by any member of the Company or any related person (within the meaning of Section 197(f)(9)(C) of the Code) to any member of the Company on or before August 10, 1993 or could constitute anti-churning property under Section 197(f)(9)(A) of the Code.

(t) All references to this Section 7.12 to the Company and its Subsidiaries shall be deemed to include any Person that has converted, liquidated or merged into the Company or any of its Subsidiaries, as applicable.

7.13 Intellectual Property.

(a) Schedule 7.13(a) identifies:

(i) a complete and accurate list of all Intellectual Property owned by the Company and its Subsidiaries, including (A) registered patents, pending patent applications, patent application being prepared, and invention disclosures (B) registered trademarks and service marks and pending applications for trademarks and service marks, (C) unregistered trademarks, service marks, and trade dress (D) copyright registrations and applications therefore, (E) unregistered copyrightable works which are material for the Business, (F) registered trade names and assumed names, and (G) internet domain name registrations;

(ii) a complete and accurate list of all Intellectual Property licenses, including each license, agreement or other permission which any of the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property, other than other than licenses relating to off-the-shelf, commercially available software that has not been customized for the Corporation, and which has an aggregate annual cost to the Company of $10,000.00 or less); and

(iii) a complete and accurate list of each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses in connection with the Business pursuant to license, sublicense, agreement or permission excluding software licenses for off-the-shelf software (clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b) Except as set forth on Schedule 7.13(b):

(i) To the Knowledge of the Company and its Subsidiaries, (a) none of the Company, its Subsidiaries and/or the Business have interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property right of any third party or committed any acts of unfair competition, (b) none of the Company or any of its Subsidiaries has received any written or other overt charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition with respect to the Business, and (c) no third party is challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or any of its Subsidiaries; and

(ii) The Company and its Subsidiaries owns all right and title to, free and clear of any lien, or has licenses to all Intellectual Property necessary for the conduct of its business; and

(iii) Each item of Owned Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with said Owned Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with such Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining and registering such Owned Intellectual Property; and

(iv) The Company or one of its Subsidiaries, owns, has the right to use, sell, offer to sell, license and dispose of, and has the right to bring actions for the infringement of (including the right to recover damages for past, present, and future infringement), and, where necessary, has made timely and proper application for, all of its Owned Intellectual Property (other than the Licensed Intellectual Property) and has the right to use all such Owned Intellectual Property and Licensed Intellectual Property necessary or required for the conduct of the Business as currently conducted and such rights to use, sell, offer for sale, license, dispose of and bring actions with respect to such Intellectual Property do not require any payment of royalty fees or revenue sharing, other than fees and payments with respect to Licensed Intellectual Property identified on Schedule 7.13(a). All application renewal costs, fees and charges relating to the registration and maintenance of Owned Intellectual Property relating to the period prior to the Closing Date have been paid in full; and

(v) No Governmental Authority has any interest or right in any of the Intellectual Property owned by the Company or its Subsidiaries.

(c) The Company and each of its Subsidiaries owns and has taken commercially reasonable measures to maintain and protect the confidentiality of the trade secrets and Confidential Information of the Company and each of its Subsidiaries. The Company and each of its Subsidiaries have taken commercially reasonable measures to maintain the source code for the Company Proprietary Software in confidence and no unauthorized disclosure of such source code has occurred. Immediately after the Closing, the Company and each of its Subsidiaries shall retain all of their respective trade secrets and Confidential Information. The Company and each of its Subsidiaries owns, by operation of Law or by contractual assignment, all Intellectual Property created by its employees in the scope of their employment or created by any contractor on behalf of the Company or any such Subsidiary in the scope of such contractor’s engagement. Each Person to which the Company or any of its Subsidiaries has disclosed any Confidential Information of the Company or its Subsidiaries is bound by a contractual obligation or legal duty to maintain such Confidential Information in confidence. All employees working for the Company as of the date of this Agreement, or employees who have previously worked for the Company, are or were under an obligation, pursuant to a valid executed employment agreement, to assign all rights and interest in any Intellectual Property, developed by said employee while working within the scope of his or her employment at the time of such development, to the Company.

(d) Neither the Company nor any of its Subsidiaries uses open source software, freeware, GNU or Linux systems, or any modification thereof that has resulted in any (i) restriction on the use, licensing or disclosure of any Software, or that would restrict or prevent the operation of the Business; or (ii) requirement that the Company or any of its Subsidiaries deliver or otherwise disclose to any third party any source code for any Company Proprietary Software or permit any licensee to modify any such source code.

7.14 Contracts and Commitments. (a) Schedule 7.14 lists all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound (collectively, the “Material Contracts”):

(i) (A) Any Contract pursuant to which payments in excess of $25,000 (1) were made by the Company or any of its Subsidiaries to any Person during the one (1) year period ended on the Latest Balance Sheet Date, or (2) are reasonably anticipated by the Company or any of its Subsidiaries, as of the date hereof, to be made to any Person during the one (1) year period ending on the first anniversary of the Latest Balance Sheet Date, and (B) any Contract pursuant to which payments in excess of $25,000 (A) were received by the Company or any of its Subsidiaries during the one (1) year period ended on the Latest Balance Sheet Date or (B) are reasonably anticipated by the Company or any of its Subsidiaries to be received during the one (1) year period ending on the first anniversary of the Latest Balance Sheet Date by or to the Company or any of its Subsidiaries;

(ii) any Contract relating to the hosting of any web site operated by the Company or any of its Subsidiaries in connection with the Business;

(iii) any Contract with any third party containing any covenant that restricts the ability of the Company or any of its Subsidiaries to compete or conduct any business in any geographic area or market;

(iv) any Contract which contains a “most favored customer” or similar provision;

(v) any Contract under which the Company or any of its Subsidiaries has created, incurred, assumed, guaranteed or secured Indebtedness currently outstanding or otherwise create or relate to any Lien on any of the Assets;

(vi) any Contract relating to outstanding letters of credit or performance bonds or creating any Liability as guarantor, surety, co-signer, endorser, co- maker or indemnitor, in each case in respect of the obligation of any third party to make payments or perform services;

(vii) any Contract relating to the acquisition or disposition of any material business, operations or division (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any collective bargaining agreement;

(ix) any Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property that is material to the Business and other than non-exclusive licenses to use the Owned Intellectual Property contained in the Business’ standard customer contracts entered into in the Ordinary Course of Business, including any Contract relating to the ownership, marketing or sale of any products, except for (A) licenses implied by the sale of goods and (B) shrink-wrap and click-wrap software licenses, end-user licenses and licenses to software generally commercially available, in each case with a replacement cost of less than $15,000;

(x) any Contract concerning the establishment, control, maintenance or operation of a partnership, joint venture or limited liability company or other similar agreement or arrangement;

(xi) any Contract for capital expenditures or the acquisition or construction of fixed assets which require aggregate future payments in excess of $25,000 over the remaining life of such agreement;

(xii) any Contract relating to the settlement of any material Proceeding or the waiver or release of any material rights or material claims in respect of any Proceeding;

(xiii) any Contract requiring the Company or any of its Subsidiaries to indemnify any person, except for standard indemnification provisions in Contracts entered into by the Company in the Ordinary Course of Business;

(xiv) any Contract granting any exclusive rights to any party;

(xv) any Contract with any Governmental Authority which is material to the Business;

(xvi) any Contract with any director, officer or Affiliate of any Seller Party;

(xvii) any Contract relating to the employment of, or the performance of services by, a Company Employee or consultant (excluding any offer letters relating to at-will employment), or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment or provide post-employment benefits to any current or former employee or director; or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director;

(xviii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any person or entity with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or assets, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xix) any Contract granting powers of attorney or similar authorizations by the Company or any of its Subsidiaries to third parties;

(xx) any Contract under which the amount payable by or to the Company or any Subsidiaries is dependent on the revenues, income or similar measure of the Business, or in which the Company or any of its Subsidiaries is obligated to pay royalties, commissions or similar payments to any Person based on the Business;

(xxi) any Contract with any Customer or Key Supplier; and

(xxii) any Contract not otherwise described in Schedule 7.14 entered into outside the Ordinary Course of Business that is otherwise material to the Company, any of its Subsidiaries or the Business.

(b) Each Material Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, is valid and binding upon the Company or its Subsidiary, as applicable, and to Sellers’ Knowledge, enforceable against each of the other parties thereto (subject to the General Enforceability Exceptions). True, correct and complete copies of all Material Contracts (including all, schedules, exhibits, amendments, supplements, renewals, extensions and guarantees thereto) have previously been made available to Buyer.

(c) None of the Company or any of its Subsidiaries is in default under or in material breach of nor in receipt of any claim of default or material breach under any Material Contract; and no event has occurred which with the passage of time or the giving of notice or both would result in a default or material breach by the Company or any of its Subsidiaries under any such Material Contract. To Sellers’ Knowledge, no other party to any Material Contract is in default under or in breach of such Material Contract and no event has occurred which with the passage of time or giving of notice or both would result in a material default or breach by any such party under any such Material Contract.

7.15 Litigation. No Proceeding is pending or, to Sellers’ Knowledge, threatened, by or against the Company, any of its Subsidiaries or any of their respective rights, properties, assets, directors, officers or employees or agents (in their capacity as such). Neither the Company, any of its Subsidiaries nor any assets any of them owns or uses is subject to or in default under any Order and there is no Order that in any manner seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement. Schedule 7.15 sets forth all Proceedings instituted by or against the Company, any of its Subsidiaries or their respective properties or assets.

7.16 Employee Benefits.

(a) Schedule 7.16(a) contains a true and complete list of each Employee Benefit Plan (i) which is now, or within the one (1) year period ending on the Closing Date was, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, (ii) that is provided for the benefit of any Company Employee, or (iii) under or with respect to which the Company or any of its Subsidiaries has any current or contingent Liability or obligation (each, a “Company Plan”), and separately identifies each such Company Plan that is a (x) retention agreement and change of control agreement between the Company or a Subsidiary and any Company Employee and (y) management, employment, severance, or consulting agreement or Contract between the Company or any Subsidiary and any Company Employee that is not terminable at will or which provides for post-employment payments from the Company or any Subsidiary other than in respect of accrued compensation and benefits (the agreements described in clause (x) and (y) each, a “Material Employee Agreement”). The Company has made available to Buyer true and complete copies of the following, if applicable, relating to each Company Plan and Material Employee Agreement: (1) the documents embodying each Material Employee Agreement and each Company Plan, including all amendments thereto, and any trust or other funding arrangement under any Material Employee Agreement or Company Plan; (2) the three most recent annual reports (Form 5500 Series with applicable schedules and audit reports); (3) the most recent summary plan description (and all summaries of material modification thereto); and (4) the most recent favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”).

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has a received a current favorable determination letter or opinion letter from the IRS, and nothing has occurred or is expected to occur that would adversely affect the qualified status of any Company Plan that is intended to be qualified under the Code or any related trust.

(c) The Company and its Subsidiaries have performed all obligations required to be performed under the terms of each Company Plan and Material Employee Agreement and the applicable Laws, and the Company and its Subsidiaries have complied and are in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code and any regulations promulgated thereunder and Part 6 of Subtitle B of Title I of ERISA or any comparable state law (collectively, “COBRA”), as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). The Company and its Subsidiaries have no material Liability with respect to any “group health plan” within the meaning of Section 4980B(g)(2) of the Code maintained by any ERISA Affiliate. The Company and its Subsidiaries have not incurred, nor is it reasonably expected to incur or to be subject to, any Tax, penalty or other Liability that may be imposed under PPACA. Each Company Plan and Material Employee Agreement has been established, funded and administered at all times in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA, PPACA and the Code.

(d) Except as set forth on Schedule 7.16(d), neither the Company, nor any of its ERISA Affiliates has during the preceding six (6) years sponsored, maintained, contributed to or has had any obligation to contribute to any Employee Benefit Plan or has any Liability or obligation (including any contingent Liability or obligation) to any Employee Benefit Plan that is or was at any time (i) a defined benefit plan within the meaning of Section 3(35) of ERISA, or which is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, or (ii) a Multiemployer Plan. With respect to any Multiemployer Plan listed on Schedule 7.16(d), all required contributions to such Plan by the Company or any ERISA Affiliate have been made in a timely manner and neither the Company nor any ERISA Affiliate has engaged in any transaction which could give rise to liability under Section 4069 or Section 4212(c) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan, and no event has occurred, and there exists no conditions or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could reasonably result in any liability to the Company or its ERISA Affiliates. None of the Company nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA. The transaction contemplated in this Agreement does not constitute a partial or complete withdrawal within the meaning of ERISA Sections 4201, 4203 or 4205.

(e) There are no investigations, claims, suits, or Proceedings pending or, to Sellers’ Knowledge, threatened (other than routine claims for benefits) with respect to any Company Plan or the assets of any such Company Plan or related to any Material Employee Agreement, and there are no facts that would reasonably be expected to give rise to any material Liability in the event of any such investigation, claim, suit or Proceeding. All premiums, contributions, distributions and reimbursements required by any Company Plan or applicable Law for which the Company or any of its Subsidiaries is responsible have been timely made thereunder. No “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Plan that is not exempted pursuant to statutory or administrative prohibited transaction exemption; and there has been no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan; and no action has occurred nor has there been a failure to act with respect to any Company Plan that could subject the Company, Buyer or any of their respective Affiliates or any such Company Plan to any material Tax, penalty or other Liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable Law, whether by way of indemnity or otherwise. With respect to each Company Plan, no event has occurred that has subjected or could subject the Company or any of its Subsidiaries to any material excise Taxes or penalties under the Code or ERISA, including but not limited to Code Sections 4971, 4980B, 4980D, or 4980H.

(f) None of the Company or any of its Subsidiaries maintains or contributes to any Company Plan or Material Employee Agreement which provides, or has any Liability or obligation to provide, post-retirement or post-termination welfare benefits (e.g. life insurance, medical or other welfare benefits (other than severance and accrued vacation and holiday pay)) to any Company Employee upon his retirement or termination of employment or any other Person, except as may be required by COBRA (for which the covered Person pays the full cost of coverage).

(g) Each Contract, arrangement or plan, including any Material Employee Agreement or Company Plan, to which the Company or any of its Subsidiaries is, or has been, a party that is or was a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable treasury guidance issued thereunder. No acts or omissions have occurred which may give rise to any taxes under Code Section 409A for which any participant in any Material Employee Agreement, Company Plan or other Contract arrangement or plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A) may be liable.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby, will not constitute an event under any Company Plan or Material Employee Agreement that will result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or other benefit or compensation, acceleration, vesting, distribution, increase in benefits or compensation or the obligation to fund benefits with respect to any Company Employee or any other Person.

(i) The Company and its Subsidiaries have not made any commitment or promise (whether or not written), to establish any new Plan, to materially modify (other than by way of termination) any Company Plan or to enter into any new Plan; nor has any intention or commitment to do any of the foregoing been communicated. There is no provision in any Company Plan, and there has been no act or omission by Company or its Subsidiaries, that could impair the ability of such entities (or any successor thereto) to unilaterally amend or terminate any Company Plan.

7.17 Labor Matters.

(a) No Seller Party is party to, or bound by, any collective bargaining agreements, neutrality agreements, labor peace agreements, project labor agreements, and/or any other agreements with labor unions (each a “Union Agreement”). There are no ongoing or threatened activities or proceedings of any labor union or employees to organize any Company Employees and no such activities or proceedings have occurred within the past three years. Except as set forth on Schedule 7.17(a), there are no ongoing and, during the last three (3) years, have not been any actual or, to Sellers’ Knowledge, threatened strikes, work stoppages, walkouts, pickets, lockouts or other material labor disputes against or involving the Company, or any Company Employees.

(b) (i) The Company and its Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, fees, severance, vacation, and other compensation that has come due and payable to its employees, independent contractors and other service providers in accordance with applicable Laws, Contracts, or applicable company policy; and (ii) each individual who has provided services to the Company or its Subsidiaries and who was classified and treated by the Company or its Subsidiaries as an independent contractor, leased employee, or other non-employee was properly so classified and treated. None of the current or former Company Employees is (i) in breach of any noncompetition, nondisclosure, confidentiality, nonsolicitation or similar Contract between such Company Employee and the Company or any of its Subsidiaries, or (ii) is party to or bound by any noncompetition, nondisclosure, confidentiality, nonsolicitation or similar Contract that could materially restrict such Company Employee in the performance of his or her employment duties for the Company or its Subsidiaries. No complaint against the Company or any of its Subsidiaries is currently pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or before any other federal, state or local employment agency, or before any analogous entity in any country. The Company and its Subsidiaries are in compliance with applicable Laws governing the terms and conditions of employment.

(c) The Company and its Subsidiaries have not implemented any employee layoffs that required notice under WARN, and no such actions are currently contemplated, planned or announced. Schedule 7.17(c) lists all Company Employees whose employment was terminated in the 90-days immediately preceding the date of this Agreement.

(d) Schedule 7.17(d) sets forth an accurate and complete list of directors, officers, Company Employees and independent contractors (except for independent contractors who receive payments from the Company or any of its Subsidiaries for services rendered in an amount less than $50,000 in any year) who perform services for the Company or any of its Subsidiaries and for each such Person includes a complete and accurate summary description of: (i) the current rate of compensation payable to such Person (including the date of the most recent increase thereof), (ii) whether such Person is an active employee or contractor or on leave, (iii) whether such Person is employed or engaged on a full-time or part-time basis, (iv) any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the Transactions contemplated by this Agreement and (v) a description of any order or decree to which any such employee or contractor is subject that does or could impact the Business. Schedule 7.17(d) also sets forth an accurate and complete list of all former directors, officers, employees and independent contractors to whom the Company or any of its Subsidiaries is currently obligated to pay any severance, compensation or other remuneration or benefit. None of the Company or any of its Subsidiaries has any oral or written severance policy or other severance obligation.

(e) Schedule 7.17(e) is an accurate and complete list of all current and prior, to the extent currently binding, manuals, brochures, policies, procedures or similar documents of the Company and its Subsidiaries regarding compensation, benefits, perquisites, hiring, evaluation, supervision, training, termination and promotion of employees, office administration and personnel matters and all communications to employees concerning such matters.

(f) There are no employees of or contractors or consultants to the Company or any of its Subsidiaries located outside the United States.

7.18 Customers and Suppliers. Schedule 7.18 sets forth a list of the top ten (10) customers (the “Customers”) of the Business determined by sales (i) for the fiscal year ended December 31, 2018 and (ii) the two (2) month period ending on February 29, 2020. No such Customer has, since January 1, 2019, cancelled or terminated or modified adversely to the Company or any of its Subsidiaries, or notified the Company or any of its Subsidiaries in writing of an intent to cancel or otherwise terminate or modify adversely to the Company or any of its Subsidiaries, any of its Contracts, volume of business or other material aspect of its business relationship with the Company or any of its Subsidiaries. Since January 1, 2019, no such Customer has requested in writing any material change in pricing or modification to, or waiver of, any other material term or provision in any Material Contract governing the relationship with such Customer. There has not occurred any event, happening, or fact which would lead the Company to reasonably believe that any of the Customers will not continue to require substantially the same level of service and/or product purchases from the Company or its applicable Subsidiary after the Closing on comparable terms and conditions. Schedule 7.18 sets forth a list of the top ten (10) suppliers and vendors (the “Key Suppliers”) of the Business determined by dollars paid (x) for the fiscal year ended December 31, 2018, (y) for the fiscal year ended December 31, 2019 and (z) the two (2) month period ending on February 29, 2020. There are no limited source suppliers or vendors of significant services or materials to the Company or any of its Subsidiaries to which there are no or few practical alternatives available on comparable terms and conditions (“Limited Source Supplier”). There has not occurred any event, happening, or fact which would lead the Company to reasonably believe that any Key Supplier or Limited Source Supplier will not continue to supply substantially the same level and type of products or services purchased by the Company and its Subsidiaries under similar terms and conditions. Since January 1, 2019, no Key Supplier has requested in writing any material change in pricing or modification to, or waiver of, any other material term or provision in any Material Contract governing the relationship with such Key Supplier. The Company and its Subsidiaries are not, and for the past three years have not been, involved in any material dispute or Proceeding with any Customer or Key Supplier.

7.19 Insurance.

(a) Schedule 7.19 sets forth, as of the date hereof, an accurate and complete list of the policies of insurance currently maintained by or for the benefit of the Company or any of its Subsidiaries (including, without limitation, the name of the carrier and the coverage limits) (collectively, the “Policies” and, individually, a “Policy”). All such Policies are in full force and effect. The Company has provided to Buyer a true, correct and complete copy of each such Policy. The Company, its Subsidiaries and, to Sellers’ Knowledge, its counterparties are not in material default under the Policies, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default under any Policy by the Company, its Subsidiaries or, to Seller’s Knowledge, any other Person. No notice of cancellation or termination has been received with respect to any such Policy (except Policies replaced in the ordinary course). Neither Seller, the Company nor any of its Subsidiaries has received written notice that any of such Policies will not be renewed (upon the same terms and conditions as are currently in effect) upon the expiration thereof.

(b) As of the date hereof, there is no claim by Seller, the Company or any of its Subsidiaries pending under any such Policies. All premiums due and payable under all such Policies have been paid, and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Since January 1, 2019, there have been no historical gaps in the insurance policies of the Company or any of its Subsidiaries. To Sellers’ Knowledge, none of the current insurers of the Company or any of its Subsidiaries has filed for protection under any applicable bankruptcy laws or is otherwise in the process of liquidating.

7.20 Loans. Except as set forth in Schedule 7.20, no Company Employee, Seller Party or any of their respective Affiliates, is indebted to the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries indebted to any such Persons other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries, and (c) for other employee benefits made generally available to all Company Employees.

7.21 Improper Payments.

(a) Neither the Seller Parties, nor, to Sellers’ Knowledge, any of their officers, directors, agents, Representatives or employees acting on behalf of any of the Seller Parties or their Affiliates has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment in excess of normal, reasonable and proper amounts payable, to:

(i) Any person who is an official, officer, agent, employee or Representative of any Governmental Authority or of any existing or prospective customer of the Company or any of its Subsidiaries (whether or not government-owned);

(ii) any political party or official thereof;

(iii) any candidate for political office or political party office; or

(iv) any other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee Representative, political party, political party official or candidate, or any entity affiliated with such customer, political party official or political office. Each of the Company and its Subsidiaries has at all times been in compliance with all Laws relating to export control and trade embargoes, including all anti-boycott prohibitions contained in 50 U.S.C. ⸹ 2401, et. seq.

(b) No operations of the Company or any of its Subsidiaries are in default or violation of applicable anti-money laundering statutes of jurisdictions where the Company or any of its Subsidiaries conducts Business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

7.22 Affiliate Transactions; Affiliate Liability. Except for (a) employment relationships and compensation, benefits and travel advances in connection therewith or (b) as disclosed on Schedule 7.22, no present equityholder, officer, member, partner or director of the Company or any of its Subsidiaries, nor any Affiliate of any such Person, is currently a party to any Contract with or binding upon the Company, any of its Subsidiaries or any of their respective properties or assets or has any interest in any property or assets owned by or used in the business of the Company or any of its Subsidiaries or has engaged in any transaction with the Company or any of its Subsidiaries within the twelve (12) months preceding the date hereof. None of the Company or any of its Subsidiaries is directly or indirectly obligated for any Liability (including contingent Liabilities) of any of the their respective Affiliates (other than the Company and its Subsidiaries). None of the Company or any of its Subsidiaries will, after the Closing, be directly or indirectly obligated for any Liability (including contingent Liabilities) of, or to, any of the their current respective Affiliates (other than the Company and its Subsidiaries).

7.23 Personal Property Leases. Set forth on Schedule 7.23 is a true, accurate and complete list of all Assets leased or subleased by the Company or any of its Subsidiaries (the “Leased Personal Property”), including identification of the lease or sublease, address of the lessor or sublessor, term and payment, having a value or maximum aggregate amount payable by the Company or its Subsidiaries in excess of $15,000 and to which the Company or any of its Subsidiaries is a party or by which any of its interests in the Leased Personal Property is bound. Except for the items set forth on Schedule 7.23, none of the Company or its Subsidiaries has entered into any Personal Property Leases having a value or maximum aggregate amount payable by the Company or any of its Subsidiaries in excess of $15,000, nor made any commitment to lease equipment or other personal property. None of the Company or its Subsidiaries is in default with respect to any Personal Property Lease, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any of its Subsidiaries under any such Personal Property Lease. To the Sellers’ Knowledge, there exists no default by any lessor or other Person under any such Personal Property Lease. None of the Company or its Subsidiaries has any obligation or other liability with respect to any of such Personal Property Leases involving more than $15,000 except as expressly set forth therein. Each of the Company or its applicable Subsidiary is in peaceable possession of the Leased Personal Property. None of such Leased Personal Property is subject to any Licenses, use restrictions, exceptions, reservations, limitations or other impediments which materially adversely affect the value to the Company or its Subsidiaries of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as presently conducted or contemplated other than Personal Property Leases in respect thereof. None of such Leased Personal Property is subject to any Lien which is (or after the giving of passage of time or both) will be subject to a right of foreclosure or enforcement, termination or otherwise materially adversely affect any Personal Property Lease to which the property is subject. The Leased Personal Property is subject to no leases or tenancies except the Personal Property Leases pursuant to which the Company or any of its Subsidiaries is lessee and has exclusive use of the property. There are no material physical defects or deficiencies in the condition of any property.

7.24 Licenses. Set forth on Schedule 7.24 is a true, accurate and complete list of all Licenses used or held for use in connection with the operation of the Business (the “Material Licenses”). No Material License is held or owned by any Affiliate of any Seller Party other than the Company or one of its Subsidiaries. Each Material License has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or, to the Knowledge of the Sellers, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Each of the Material Licenses is sufficient in all material respects to permit the continued lawful conduct of the Business in the manner now conducted by the Company or its Subsidiaries or proposed to be conducted in the future. None of the Company or its Subsidiaries is in default or in violation with respect to any of the Material Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any of its Subsidiaries under, or violation of, any such Material License.

7.25 Bank Accounts. Schedule 7.25 sets forth a true, correct and complete list of the bank accounts, lock box accounts and other accounts maintained by or for the benefit of the Company and each of its Subsidiaries, setting forth, in each case, the bank name, account number, account type and the names of the Persons having access to the account.

7.26 Brokers; Company Transaction Expense; Indebtedness. Except as set forth on Schedule 7.26, no broker, investment banker or finder is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Other than the Company Transaction Expenses and Indebtedness that are set forth on Schedule 7.26, none of the Company or any of its Subsidiaries currently has or, as of the Closing will have, any Company Transaction Expenses or Indebtedness.

7.27 Government Contracts. No Contract or other aspect of the Business of the Company or its Subsidiaries is subject to the Federal Acquisition Regulations or other regulations of any Governmental Authority. Neither the Company nor any of its Subsidiaries has bid on or been awarded any “small business set aside contract”, any other “set aside contract” or other order or contract requiring small business, minority ownership or other special status at any time during the last three (3) years. None of the Company’s or its Subsidiaries’ expected sales or orders will be lost, and the Company’s and its Subsidiaries’ customer relations will not be damaged, as a result of the Company or its Subsidiaries continuing its operations as an entity that does not qualify as a small business, minority owned business or business with other special status.

Article VIII.
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to each of the Seller Parties to enter into and perform its obligations under this Agreement, Buyer represents and warrants to the Seller Parties as follows:

8.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it was formed and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Change on Buyer.

8.2 Authorization of Transaction. Buyer has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other Documents to be delivered by Buyer as contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of by Buyer of this Agreement and all other Documents to be delivered by Buyer as contemplated hereby, the consummation of the transactions contemplated hereby and the performance by it of its obligations hereunder have been duly authorized and approved by the board of directors of Buyer. No other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been, and all other Documents to be executed and delivered by Buyer as contemplated hereby will be, duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. All of the other Documents to be delivered by Buyer as contemplated hereby will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the General Enforceability Exceptions.

8.3 No Restrictions Against Purchase of Shares. Except as set forth on Schedule 8.3, neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by Buyer with any of the provisions thereof, (a) violates, conflicts with, or results in a material breach of any provision of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement to which Buyer is bound, or by which Buyer or any its properties or assets may be bound or affected, (b) violates, conflicts with, or results in a material breach of any material agreement, lease, instrument, mortgage, license or franchise to which Buyer is a party or by which any of its properties is bound, or (c) violates any Law applicable to Buyer or any of its properties or assets. Except as set forth on Schedule 8.3, no consent or approval by, notice to, or registration with, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

8.4 Brokers. No broker or investment banker acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

8.5 SEC Documents.

(a) Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”), pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934 (the “SEC Reports”);

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

8.6 Listing and Maintenance Requirements. Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Akerna Shares on the trading market on which the Akerna Shares are currently listed or quoted. The issuance and transfer of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Akerna Shares are currently listed or quoted, and no approval of the stockholders of Buyer is required for Buyer to issue and deliver to the Sellers the Akerna Shares contemplated by this Agreement.

Article IX.
ADDITIONAL AGREEMENTS

9.1 Commercially Reasonable Efforts; Third Party Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary to comply with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each Party shall use commercially reasonable efforts to obtain each Governmental Required Consent and each other consent of, and filing with, a Governmental Authority.

(b) Prior to Closing, and to the extent necessary, the Sellers shall, and shall cause the other Seller Parties to, use commercially reasonable efforts to obtain all those consents and waivers set forth on Schedules 4.2 and 4.5, and the costs of obtaining such consents, including all fees, charges, costs and expenses levied by a counterparty in granting its consent, including assignment fees, shall either be paid by the Sellers or included as a Company Transaction Expense. Buyer shall use commercially reasonable efforts, but without liability or expense, to provide cooperation and assistance in this regard including providing to any such third party all necessary evidence (including financial information), as required by any such third party in order to secure the necessary consents and waivers.

9.2 Conduct of Business. During the period from the date hereof to the earlier of (i) Closing and (ii) the date that this Agreement is terminated in accordance with Section 5.2, the Sellers shall, and shall cause the Company and its Subsidiaries to, conduct their operations according to their Ordinary Course of Business, and the Sellers shall use and shall cause the Company and its Subsidiaries to use commercially reasonable efforts, consistent with past practices, to preserve intact their business organization, taken as a whole, to keep available the services of their current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or set forth in Schedule 9.2, during the period from the date hereof to the earlier of (i) Closing, and (ii) the date that this Agreement is terminated pursuant to Section 5.2, without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed, the Sellers shall not, and the Sellers shall cause the Company and its Subsidiaries not to, do any of the following:

(a) issue, sell, transfer, pledge, redeem or grant options or rights to purchase or sell, any securities of the Company or any of its Subsidiaries or permit any reclassifications of any securities of the Company or any of its Subsidiaries;

(b) amend or modify the Fundamental Documents of the Company or any of its Subsidiaries in any manner;

(c) declare, pay or otherwise set aside for payment any cash or non-cash dividend or other cash or non-cash distribution with respect to the Shares or other equity securities of the Company or any of its Subsidiaries;

(d) merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(e) sell, lease, license, subject to any Lien (other than Permitted Liens) or otherwise dispose of any assets other than (i) the sale of immaterial assets, (ii) the sale of inventory and damaged or obsolete or excess equipment or (iii) the settlement of accounts receivable, in each case in the Ordinary Course of Business;

(f) (i) hire any Employee (other than non-executive Employees hired for replacement purposes), (ii) terminate the employment of any officer or executive Employee of the Company or any of its Subsidiaries (other than for cause, following notice to Buyer), (iii) enter into any new, or materially amend, terminate (other than for cause, following notice to Buyer with respect to any officers or executive employee) or renew any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any Company Employee, other than offer letters relating to the at-will employment of new Company Employees hired in accordance with clause (i) above, (iv) grant any increases in the compensation, perquisites or benefits or grant any new compensation, perquisites or benefits (including, salary, incentive compensation or other compensation or benefits or grant any new severance not in accordance with the Company’s policies set forth on Schedule 9.2 or required by written agreements outstanding on the date hereof and provided to Buyer, to any Company Employees, except in connection with promotions, new hires (hired in accordance with clause (i) above) or normal increases in base salary for non-executive employees, in each case in the Ordinary Course of Business, and except for other amounts which are to be paid by or on behalf of Seller, (v) agree to grant or grant any equity-related, cash-based, performance or similar awards or bonuses or any other awards; or (vi) grant or pay any severance or termination pay or benefits to any Company Employee except for payments made pursuant to existing policy or written agreements outstanding on the date hereof and provided to Buyer;

(g) (i) adopt, amend or terminate any Company Plan or adopt or enter into any new Company Plan (or any compensatory or benefit arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or increase the benefits provided under any Employee Benefit Plan, or promise or commit to undertake any of the foregoing in the future, (ii) enter into, amend or extend any collective bargaining or other labor agreement, (iii) amend any restrictive covenants with Company Employees; (iv) loan any funds or extend credit to Company Employees;

(h) materially amend, enter into or terminate any Real Property Lease or any Personal Property Lease;

(i) enter into any transaction with or for the benefit of any Seller Party or any of its Affiliates other than the transactions contemplated by this Agreement, the other Documents and the transactions contemplated therein;

(j) make, revoke or change any material Tax election, change any annual accounting period, adopt or change any accounting method, policy or procedure, settle or compromise any Tax claim or assessment of Taxes or refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim, and enter into any closing agreement with respect to Taxes, all to the extent related to or that they would reasonably be expected to affect Taxes payable by the Company in respect of any taxable period (or portion thereof) beginning after the Closing Date;

(k) abandon, cancel, allow to lapse or transfer any Owned Intellectual Property, or license the Owned Intellectual Property that is material to or used in the business to any third party other than in the Ordinary Course of Business;

(l) make any loans, advances, guarantees or capital contributions to or investments in any Person, other than advances for routine business expenses made in the Ordinary Course of Business, and, in any event, not in excess of $25,000 in the aggregate;

(m) create, incur or assume, any Indebtedness in excess of $25,000 in the aggregate;

(n) make or authorize any payment of, or commitment for, capital expenditures in excess of $25,000 in respect of the twelve-month period following the date hereof;

(o) commence a Proceeding other than in such cases where a Seller Party in good faith determines that failure to commence such Proceeding would result in the material impairment of a valuable aspect of the Business, provided that it consults with Buyer prior to the commencement of such Proceeding or filing of any suit in connection therewith;

(p) compromise or settle any Proceeding (A) resulting in an obligation of the Company or any of its Subsidiaries to pay more than $25,000 in respect of such compromise or settlement or (B) resulting in the imposition of restrictions on the business or operations of the Company or any of its Subsidiaries;

(q) (A) enter into any Contract that would be deemed to be a Material Contract or (B) materially amend, terminate, or waive any material right or remedy under, any Material Contract;

(r) except as permitted under clause (n) above, acquire assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for acquisitions of assets, inventory, equipment and software (other than renewals or replacements thereof) (i) in the Ordinary Course of Business or (ii) in an amount not to exceed $25,000 in the aggregate;

(s) revalue any assets of the Company or any of its Subsidiaries, including without limitation writing off a material amount of notes or accounts receivable other than in the Ordinary Course of Business or pursuant to existing contractual obligations, or in any case as required by GAAP;

(t) extend the period for payment of the account payables of the Company or any of its Subsidiaries or accelerate the payment of the account receivables of the Company or any of its Subsidiaries;

(u) materially reduce the amount of any insurance coverage provided by the Policies;

(v) make any change in accounting practices or policies, including with respect to revenue recognition of deferred income, except as required by applicable Law or GAAP;

(w) fail to pay the debts and material Taxes of Company or any of its Subsidiaries when due;

(x) cause Company or any of its Subsidiaries to take any action which would willfully cause a breach of or inaccuracy in Article VII;

(y) enter into any Contracts or commitments with respect to the Real Property which will survive the Closing;

(z) withdraw from, or fail to pay any contributions to, any Multiemployer Plan;

(aa) modify any collective bargaining agreement; or

(bb) authorize, or commit or agree to take, any of the foregoing actions.

9.3 Intentionally Omitted.

9.4 Records; Post-Closing Access to Information; Confidentiality.

(a) For a period of five (5) years after the Closing Date, Buyer shall preserve and retain, or cause the Company to preserve and retain, all records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date. If at any time after such five year period Buyer intends to dispose of any such records, Buyer may do so if such records are first offered to the Sellers’ Representative in writing and the Sellers’ Representative does not accept such offer within thirty (30) days of receipt of such offer. If the Sellers’ Representative accepts such offer, the Sellers shall pay all costs and expenses associated with the delivery of such records to it.

(b) From and after the Closing Date, Buyer shall, and shall cause the Company to, upon execution by any Seller of a confidentiality agreement reasonably acceptable to Buyer, afford such Seller and its counsel, accountants and other authorized Representatives, upon reasonable prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records of the Company and/or the Business and any other assets or information that such Seller deems reasonably necessary in connection with the preparation of any report or Tax Return required to be filed by such Seller under applicable Law or any third-party claim which is the subject of any indemnification claim under Article X (but so as not to unduly disrupt the normal course of operations of the Company or its Subsidiaries), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

(c) From and after the date hereof, the Seller Parties shall not and shall cause their respective Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Buyer, any Confidential Information (as defined below). The Seller Parties and their respective Affiliates and their respective officers and directors shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller Parties shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 9.4(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Intellectual Property, inventions, trade secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder. The covenants and undertakings contained in this Section 9.4(c) relate to matters which are of a special, unique and extraordinary character and a violation of this Section 9.4(c) will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.

9.5 Tax Matters.

(a) Tax Indemnity. The Sellers (other than TILT Holdings, Inc.) agree, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, to indemnify, defend and hold Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) and their respective stockholders, directors, members, managers, officers, employees agents, successors and assigns, harmless from and against: (i) all Taxes imposed on, asserted against or attributable to the properties, income or operations of Seller and the Company or any of its Subsidiaries or any Taxes for which Seller and the Company or any of its Subsidiaries is otherwise liable, for all Pre-Closing Tax Periods (in the case of a Straddle Period, determined based on principles set forth in Section 9.5(c)); (ii) any liability for Taxes as a result of a contractual obligation to indemnify any Person; (iii) Taxes of any Person imposed on the Sellers or the Company or any of its Subsidiaries as a transferee or successor where the relationship giving rise to the liability on the part of the Sellers or the Company or any of its Subsidiaries existed or arose on or prior to the Closing Date, or by Contract (other than any Contract entered into in the ordinary course of business and the primary subject matter of which is not Taxes) entered into on or prior to the Closing Date; (iv) any Taxes of any other Person for which any Seller or the Company or any of its Subsidiaries (or any Subsidiary or predecessor of any such entities) is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or non-U.S. Law; (v) Transfer Taxes for which the Sellers are responsible pursuant to Section 9.5; and (vi) any and all Losses incurred, suffered or sustained by or sought to be imposed upon, Buyer and its Affiliates (including the Company and each of its Subsidiaries) arising out of, or resulting from any breach of or inaccuracy in any representation or warranty (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of the representations and warranties) made as of the date hereof or as of the Closing Date by the Company in Section 7.12; and (viii) any and all Losses incurred, suffered or sustained by or sought to be imposed upon, Buyer and its Affiliates (including the Company and each of its Subsidiaries) arising out of, or resulting from any non-fulfillment or breach of any covenant, agreement or undertaking with respect to Taxes made by or to be performed by Seller, the Company or any of its Subsidiaries, including pursuant to Section 9.6 and this Section 9.5, except to the extent such amounts mentioned herein under this Section 9.5(a) were included as a Current Liability in Closing Net Working Capital.

(b) Tax Returns.

(i) The Sellers’ Representative shall prepare or cause to be prepared at the Sellers’ sole cost and expense and with reasonable assistance from the Company and Buyer all required Tax Returns for the Company and each of its Subsidiaries for Tax Periods that end on or before the Closing Date whether such Tax Returns are filed on, before or after the Closing Date (collectively the “Company Tax Returns”); provided, however, that for each such Company Tax Return, the Sellers’ Representative shall furnish, no later than thirty (30) days prior to the anticipated filing date for the Company Tax Return, a draft to Buyer of all such Company Tax Returns (including copies of all work papers related thereto) and such other information regarding such Company Tax Returns as may be reasonably requested by Buyer for Buyer’s review, comment, and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Sellers’ Representative shall consider in good faith comments by Buyer provided that such comments are requested no later than fifteen (15) days after Buyer’s receipt of such draft Company Tax Returns. Such Company Tax Returns shall be prepared in a manner consistent with past practice and custom of the Sellers or the Company or any of its Subsidiaries, as applicable, except as otherwise required by applicable Law. In the event that the Sellers’ Representative and Buyer are unable to resolve any dispute with respect to such Tax Returns, they shall not be filed absent the consent of Buyer and such dispute shall be resolved by the Final Accounting Firm in a final binding manner; provided, however, such dispute shall not in any way disrupt or delay the timely filing of such Company Tax Return and Buyer shall file or cause or cause to be filed any amended Tax Return as needed to conform to the Final Accounting Firm’s final determination. The fees and expenses of the Final Accounting Firm shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. The Sellers shall pay all Taxes shown as due on such Company Tax Returns.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company and each of its Subsidiaries (collectively the “Buyer Tax Returns”). In the case of a Buyer Tax Return for a Straddle Period (“Straddle Period Returns”), Buyer shall prepare or cause to be prepared such Straddle Period Returns in a manner consistent with past practice and custom of the Company and each of its Subsidiaries unless otherwise required by applicable Law. Buyer shall furnish a draft to the Sellers’ Representative of all such Straddle Period Returns (including copies of all work papers related thereto) and such other information regarding such Straddle Period Returns as may be reasonably requested by the Sellers’ Representative at least thirty (30) days prior to anticipated filing date for such Straddle Period Return, except in the case of a Straddle Period Return due within ninety (90) days following the Closing Date, the draft shall be provided to the Sellers’ Representative within twenty (20) days prior to the anticipated filing date and in the case of a Tax Return that is not an income Tax Return as early as practical. The Sellers shall pay to Buyer the portion of the Taxes shown as due on the Straddle Period Tax Returns that are allocable to the portion of the Straddle Period ending on and including the Closing Date prior to the due date for the filing thereof, except to the extent such Taxes were included as a liability in Closing Working Capital and reduced the Purchase Price.

(c) Straddle Periods. In the case of any Straddle Period, the amount of any Taxes and Tax liabilities of the Company or any of its Subsidiaries not based upon or measured by income, activities, events, gain, receipts, proceeds, profits, payroll or similar items for the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Tax Period multiplied by a fraction, the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose the Taxable Period of any partnership will be deemed to end as of the close of business on the Closing Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(d) Amended Returns. Buyer may, and may cause the Company or any of its Subsidiaries, to prepare and file amended Tax Returns for any Tax Period and Tax Returns for any Tax Period for which the Company or any of its Subsidiaries failed to file Tax Returns.

(e) Refunds and Credits. Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of or credits against Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Company or any of its Subsidiaries that are attributable or allocable to any Pre-Closing Tax Period will be for the benefit of the Sellers, except to the extent any such refunds or credits are included as assets reflected in the Closing Working Capital. Buyer will pay the amount of any such refunds or credits (whether received as a refund or as a credit against or an offset of Taxes otherwise payable for the then current fiscal year), net of reasonable expenses or Taxes incurred by Buyer or the Company in obtaining such refund or credit, promptly after receipt thereto or utilization thereof. To the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, the Sellers shall pay to Buyer the amount of such disallowed or reduced refund or credit against Taxes.

(f) Cooperation and Tax Record Retention. Each Party, shall cooperate and shall cause its respective Affiliates to cooperate with each other Party and with each other Party’s agents, including accounting firms and legal counsel, in connection with any Tax Proceeding in respect of Taxes assessed or proposed to be assessed against the Company or any of its Subsidiaries. Such cooperation shall include each Party making such information and documents in its possession relating to the Company or any of its Subsidiaries reasonably necessary in connection with any such Tax Proceeding available to the other Party. The Parties shall retain all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent noticed by any Party, any extensions thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the another Party, as reasonably requested and available on a mutually convenient basis, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes to provide reasonable explanation of any documents or information provided hereunder. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with a Tax Proceeding.

(g) Tax Sharing Agreements. All Tax sharing Contracts or similar Contracts with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the Closing and, after Closing, the Company and each of its Subsidiaries shall not be bound by nor have any liabilities under any such agreements (whether for the current year, a past year or a future year).

(h) Tax Certificates. To the extent available, the Sellers’ Representative or Buyer (as the case may be) shall provide the other Party with any certificates or other document from any Governmental Authority or any other person (other than a Party) as may be necessary to mitigate, reduce or eliminate any Tax liability of the Company or any of its Subsidiaries.

(i) Tax Proceedings.

(i) In the event that a Party (or any Affiliate thereof) receives notice from any Governmental Authority of any proposed audit, assessment, examination, claim or other controversy or proceeding relating to an amount of Taxes of the Company or any of its Subsidiaries (a “Tax Proceeding”) with respect to which any other Party may incur liability hereunder, such Party shall promptly notify the applicable Party of such Tax Proceeding. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Governmental Authority with respect to such matter. If any Party, receives written notice of an asserted Tax liability with respect to a matter for which it has a right to indemnification hereunder (and the other Party does not have knowledge of the asserted Tax liability) and fails to provide the other Party with notice thereof within 30 days in the manner described in the preceding sentence and as a result such other Party is actually and materially prejudiced by such failure to notify, then such other (indemnifying) Party shall be relieved of its indemnification obligations with respect to such asserted Tax liability to the extent of such prejudice.

(ii) At the Sellers’ Representative’s election, the Sellers’ Representative shall, at the Sellers’ Representative’s sole expense, control any Tax Proceedings related to Taxes with respect to a Taxable Period ending on or prior to the Closing Date; provided, that the Sellers’ Representative must control such Tax Proceeding in good faith and with reasonable diligence thereafter to preserve the Sellers’ rights. The Sellers’ Representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding. The Sellers’ Representative shall, in good faith, allow Buyer to make comments to the Sellers’ Representative regarding the conduct of or positions taken in any such proceeding. Buyer shall, at its sole expense, be entitled to fully participate in any such Tax Proceeding. Buyer shall have the right to consent to any settlement with respect to any such Tax Proceeding (provided such consent cannot be unreasonably withheld, conditioned or delayed). In the case that Buyer controls such Tax Proceeding because the Sellers’ Representative concedes or loses Sellers’ Representative’s right to control such Tax Proceeding, Buyer shall keep the Sellers’ Representative fully and timely informed with respect to the commencement, status and nature of any such Tax Proceeding and Sellers’ Representative shall be entitled to fully participate in any such Tax Proceeding and shall have the right to consent to the settlement of any such Tax Proceeding (provided such consent cannot be unreasonably withheld, conditioned or delayed).

(iii) Except as provided in Section 9.5(i)(ii), Buyer shall control in good faith any audit or examination by any Governmental Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations the Company or any of its Subsidiaries for all Taxable Periods, provided, however, Buyer shall keep the Sellers’ Representative informed with respect to the commencement, status and nature of any Tax Proceeding related to the Straddle Period and the Sellers’ Representative shall be entitled to participate fully in any such Tax Proceeding and shall have the right to consent to the settlement of any such Tax Proceeding, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) Buyer shall bear its expenses incurred in connection with any Tax Proceeding and the Sellers shall bear its expenses incurred in connection with any such Tax Proceeding; provided, however, if Buyer controls a Tax Proceeding with respect to a Pre-Closing Tax Period that the Sellers’ Representative could have controlled pursuant to the terms of this Agreement but did not elect to control or lost its right to control, then the Sellers shall bear the reasonable costs and expenses of such Tax Proceeding and reimburse Buyer for its expenses with respect thereto.

(j) The Sellers represent and warrant, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, that none of the Shares are, or will as a result of the transactions contemplated by this Agreement be, a loss share under Treasury Regulation Section 1.1502-36. Notwithstanding this representation, if any Seller recognizes a loss on the sale of any of the Shares in the Transaction that, absent an election to the contrary, would result in a reduction in the “Category D attributes” (as defined in Treasury Regulations Section 1.105-36(d)(4)(ii)), such Seller shall, or shall cause the common parent of its consolidated group to, make an effective election pursuant to Treasury Regulations Section 1.1502-36(d)(6) so that no such reduction in “Category D attributes” shall occur. Buyer and the Sellers shall cooperate in good faith in connection with determining whether an election is required pursuant to this Section 9.5(j). The Sellers shall timely provide Buyer with a copy of the “Section 1.1502-36 Statement,” if any, filed in connection with any election made under this Section 5.07(j).

(k) The consideration paid for the Shares shall be allocated among the assets of the Company in accordance with the rules and methodology set forth on Schedule 9.5(k) (the “Purchase Price Allocation”). The Buyer and the Sellers shall file all Tax Returns in a manner consistent with such Purchase Price Allocation and none of the Parties will voluntarily take any position inconsistent with the Purchase Price Allocation in any audit, inquiry, assessment, proceeding or other similar event relating to Tax.

(l) Conflicts. To the extent of any inconsistencies between any provision of Section 9.5 and Article X, the provisions of Section 9.5 shall control.

9.6 Transfer Taxes. All Transfer Taxes shall be borne and paid by the Buyer when due. The Sellers shall, at their own expense, timely file any tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary.)

9.7 Transaction Expenses. Except as otherwise provided herein, Buyer shall pay all of its expenses in connection with the transactions contemplated hereby. The Seller Parties shall pay all of their expenses incurred in connection with the transactions contemplated hereby, including without limitation, all attorneys’ fees and expenses and accountants’ fees and expenses; provided, however, that Buyer will pay up to $50,000 of the Seller Parties’ expenses incurred in connection with the transactions contemplated hereby.

9.8 Broker’s Fees. Each of the Parties shall be responsible for, and shall hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The Seller Parties agree that for purposes hereof, the Sellers shall hold Buyer, the Company and the Company’s Subsidiaries harmless from any such claim made against the Company or any of its Subsidiaries.

9.9 Omnibus Resolution. Each Seller acknowledges and agrees that the execution by such Seller of this Agreement shall be deemed to also be a confirmation of the omnibus shareholder resolution attached hereto as Exhibit F (the “Resolution”) and that the signature page for the execution of this Agreement shall be used as the signature page for the Resolution to authorize any actions set forth therein or in relation thereto.

9.10 Further Assurances. Each Party hereto agrees that such Party shall, from time to time after the date of this Agreement, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement.

Article X.
INDEMNIFICATION

10.1 Survival. The representations and warranties of the Sellers contained in Article VI and of the Seller Parties contained in Article VII shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that claims for Losses based on fraud and claims for Losses based on the Fundamental Representations shall survive the Closing indefinitely. The covenants to be performed after the Closing, including as set forth in Section 9.5, shall survive until fully performed. The representations and warranties of Buyer contained in Article VIII hereof shall survive the Closing for twelve (12) months after the Closing Date; provided, however, that claims for Losses based on fraud and claims for Losses based on the Fundamental Representations shall survive the Closing indefinitely.

10.2 Seller Indemnification. Subject to Section 10.3, from and after the Closing, the Seller Parties, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, agree to indemnify Buyer, its Affiliates, the Company, the Company’s Subsidiaries, their members and any of their successors and assigns, and any of their respective agents, employees, Representatives, officers, managers and directors (the “Buyer Indemnified Parties”), against, and hold Buyer Indemnified Parties harmless from, any and all Losses suffered by any Buyer Indemnified Party to the extent arising out of:

(a) any breach of or any inaccuracy in any representation or warranty made by (A) each Seller in Article VI of this Agreement solely with respect to himself/herself/itself or (B) the Seller Parties in Article VII of this Agreement;

(b) any breach of or failure by the Seller Parties or any of their respective Affiliates to perform any covenant, agreement or obligation set out in this Agreement or any other Document (including the Non-Compete) solely with respect to himself/herself/itself;

(c) any Company Transaction Expenses that remain unpaid as of immediately prior to the Closing and are not taken into account in the final determination of the Other Post-Closing Amounts;

(d) any Indebtedness that remains unpaid as of immediately prior to the Closing and is not taken into account in the final determination of the Other Post-Closing Amounts; or

(e) any demand, claim, suit, cause of action, proceeding or assessment brought by any current or former member, equity holder, warrantholder or option holder of any Seller Party or any Affiliate of any Seller Party (in such Person’s capacity as such) against Buyer, the Company or any of its Subsidiaries in connection with this Agreement, the transactions contemplated hereby or thereby, including any claim that the Purchase Price or any other amount was not properly distributed to such Person.

10.3 Limitations on Losses.

(a) Deductible. Buyer Indemnified Parties shall have the right to payment by the Seller Parties under Section 10.2(a) if, and only to the extent that, Buyer Indemnified Parties shall have incurred as to all matters giving rise to indemnification under Section 10.2(a), Losses in excess of an amount equal to $50,000 (the “Deductible”); provided, however, that once Losses exceed the Deductible, the Buyer Indemnified Parties shall be entitled to recover all such Losses including the Deductible; provided, further, that, for the avoidance of doubt, the Deductible shall not apply to claims for Losses incurred with respect to the Fundamental Representations, claims based on fraud or willful misconduct or claims for indemnification for any Taxes, whether pursuant to Section 9.5 of this Agreement or otherwise (collectively, the “Excluded Claims”).

(b) Cap. No Losses shall be recoverable by Buyer Indemnified Parties pursuant to this Agreement in excess of the Escrow Amount (the “Cap”), which shall first be satisfied in whole or in part from the Akerna Shares comprising the Escrow Funds based on the Closing Share Value of the Escrow Funds as of the time such Akerna Shares are delivered to Buyer in satisfaction of the Seller Parties’ indemnification obligations hereunder; provided, however, that: (i) the recoverability by Buyer Indemnified Parties, pursuant to this Agreement, of Losses suffered or incurred by Buyer Indemnified Parties arising out of claims based on a breach of the Fundamental Representations shall be limited in aggregate to the value of the Purchase Price (the “Fundamental Cap”); (ii) the Cap and the Fundamental Cap shall not apply to Losses suffered or incurred by Buyer Indemnified Parties arising out of claims based on fraud or willful misconduct; and (iii) no Seller shall be liable for Losses incurred by Buyer Indemnified Parties arising out of claims based on the fraud or willful misconduct of another Seller.

10.4 Indemnification Procedures.

(a) Computation of Losses.

(i) Recovery hereunder may not be obtained for the same Loss more than once.

(ii) For purposes of (A) determining whether a breach has occurred and (B) calculating Losses in connection with a claim for indemnification under this Article X, each of the representations and warranties that contains any qualifications as to “material,” “materiality” or “Material Adverse Change” or similar qualifications shall be deemed to have been given as though there were no such qualifications.

(b) Exclusive Remedy. Except as provided in Section 9.5, the sole and exclusive liability and responsibility of the Seller Parties to Buyer Indemnified Parties under or in connection with this Agreement, the other Documents delivered by the Seller Parties at Closing or the transactions contemplated hereby or thereby, and the sole and exclusive remedy of Buyer Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article X of this Agreement, or as set forth in any of the Documents. Notwithstanding the foregoing, (i) this Article X shall not prevent or restrict the right of any Party to obtain injunctive relief or specific performance from a court of competent jurisdiction and (ii) in the case of fraud or willful misconduct, the foregoing provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyer Indemnified Parties and their respective assigns, as the case may be, may be entitled at law or in equity.

(c) Net Losses. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses, net of the costs associated with the recovery thereof. If any such proceeds are received by an Indemnified Person with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries, net of the costs associated with the recovery thereof.

(d) Claims. Subject to the applicable time periods set forth in this Article X, and as promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 10.4(e), the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall, to the extent such information is reasonably available, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information, to the extent such information is reasonably available, as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.3 have been satisfied or do not apply.

(e) Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.3 have been satisfied or do not apply). Failure of the Indemnified Person to give the Indemnifying Person notice as provided herein shall not relieve the Indemnifying Person of any of its obligations hereunder, except to the extent that the Indemnifying Person is actually prejudiced by such failure. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding, or (ii) upon notice to the Indemnified Person at any time during the course of any such claim, suit, action or Proceeding, assume the defense thereof with counsel reasonably acceptable to the Indemnified Person and shall thereafter keep the Indemnified Person reasonably informed with respect thereto; provided, however, that the Indemnifying Person shall not be entitled to assume the defense of any claim if (A) such claim primarily seeks an injunction or equitable relief against the Indemnified Person, (B) to the extent the Indemnified Person has been advised by counsel in writing (with a copy provided to the Indemnifying Person) that a conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the third party claim, (C) the third party claim consists of a criminal Proceeding or regulatory Proceeding or (D) the amount of such claim, together with the amount of all then pending claims, exceeds the then remaining balance of the Escrow Funds. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or Proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.

(f) Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or Proceeding of the kind referred to in Section 10.4(e) shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final, non-appealable judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) the Indemnifying Person shall not be entitled to enter into any settlement or compromise unless: (A) the Indemnified Party shall receive an unconditional release as part of any such settlement or compromise, (B) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (C) no injunction or equitable relief shall be imposed on the Indemnified Person as a result of such settlement or compromise, (D) such settlement or compromise provides solely for the payment of money by the Indemnifying Party (or, in the case of Seller, by the Escrow Agent from the Escrow Funds and the amount to be paid does not exceed the remaining Escrow Funds less the amount of any other pending claims) and the Indemnifying Party (or Escrow Agent) makes such payment (less any applicable Deductible), and (ii) the Indemnified Person will not compromise or settle any claim, suit, action or Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Release of Escrow Funds.

(i) On the first Business Day following the date twelve (12) months after the Closing Date (the “Release Date”), Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a joint notice instructing the Escrow Agent to deliver to the Sellers: (i) the Escrow Funds remaining in the Escrow Account minus (ii) the sum of all amounts (the “Indemnity Reserve Amounts”) asserted in good faith by a Buyer Indemnified Party in respect of a claim for indemnification under this Agreement for which such Buyer Indemnified Party shall have delivered a notice to the Sellers’ Representative in accordance with the terms of this Agreement and which claims remain outstanding (each, a “Pending Claim”).

(ii) After the Release Date, following final resolution of all Pending Claim matters that have been determined to be non-appealable and a final judgement of a court of competent jurisdiction in the opinion of counsel to the Seller’s Representative or the applicable Parties reach a written settlement in respect of the applicable Pending Claim and payment thereupon, upon request by the Sellers’ Representative, the Sellers’ Representative and Buyer shall instruct the Escrow Agent under the Escrow Agreement to deliver to the Sellers the excess of any Escrow Funds remaining in the Escrow Account minus the sum of all remaining Indemnity Reserve Amounts then outstanding.

(h) Payment. Once it has been determined (by mutual agreement of Buyer and the Sellers’ Representative, including as a result of failure to dispute an indemnity claim, or under a final adjudication or determination) that the Seller Parties are obligated to indemnify a Buyer Indemnified Party under this Article X (a “Determined Claim” and, the Losses payable in connection therewith, the “Determined Losses”), then the Determined Losses shall be payable as follows:

(i) first, Buyer and the Sellers shall promptly issue a joint written direction to the Escrow Agent to release the amount of such Determined Losses to Buyer from the Indemnity Escrow Funds; and

(ii) finally, with respect to any Determined Losses for claims based on fraud or willful misconduct for which the Buyer Indemnified Parties have not fully recovered after giving effect to subpart (h)(i) of this Section 10.4 (including any Determined Losses for claims based on fraud or willful misconduct), the Seller Parties shall, on a several basis, and not on a joint basis, based on his/her/its Proportionate Share, pay to Buyer the amount of such remaining Determined Losses claims based on fraud or willful misconduct promptly in cash by wire transfer of immediately available funds.

(i) Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Agreement shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Article XI.
MISCELLANEOUS

11.1 No Third Party Beneficiaries. Except as expressly set forth in Sections 9.4(a) and 10.2, this Agreement is intended to be solely for the benefit of the Parties to this Agreement, and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal Representatives, heirs and estates, as the case may be. For purposes of clarification, the Indemnified Persons constitute third party beneficiaries of this Agreement and are entitled to enforce the terms of Article X.

11.2 Entire Agreement. This Agreement and the other Documents referred to herein constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document.

11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (a) Buyer may, without the need for further consent from any Seller Party (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder after the Closing; (iii) assign any or all of its rights hereunder in connection with a sale of all or substantially all its business or all or substantially all of the Business (whether by merger, sale of stock or assets, recapitalization or otherwise); and/or (iv) collaterally assign its rights hereunder to any lenders or financing sources, provided that in any or all of such cases Buyer nonetheless shall remain responsible together with such assignee or designee for the performance of all of its obligations hereunder.

11.4 Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and each of the other Documents may be transmitted by facsimile machine or by electronic mail or transmission and any Party’s signature appearing on a faxed copy of this Agreement or an electronically transmitted copy of this Agreement shall be treated as an original signature for all purposes under applicable Law, including, without limitation, for admission into evidence in any legal proceeding.

11.5 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed given when delivered personally to the recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day, transmitted by electronic mail to the intended recipient on a Business Day prior to 5:00 P.M. local time, otherwise on the next Business Day at the email address set forth therefor below (with electronic confirmation of receipt and hard copy to follow), or one (1) Business Day after deposit with a nationally recognized overnight delivery service for overnight delivery (receipt requested) and addressed to the intended recipient as set forth below:

If to Buyer, to:

1601 Arapahoe Street

Denver, CO 80202

Attention:     Jessica Billingsley

Email:           jlb@akerna.com

with a copy to:

Dentons US LLP

233 South Wacker Drive, Suite 5900

Chicago, IL 60606-6361

Attention:     Eric P. Berlin

Email:           eric.berlin@dentons.com

If to the Sellers or the Seller Parties or the Sellers’ Representative, to:

803-810 S Flower Street
Los Angeles, CA 90017

Attention:     Pranav Sood

Email:           pranav.sood@trellisgrows.com

with a copy to:

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Box 48, 66 Wellington Street West

Toronto, ON M5K 1E6

Attention:     Ranjeev Dhillon

Email:           rdhillon@mccarthy.ca

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is confirmed as received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.7 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of the Law of any other jurisdiction, and the obligations, rights and remedies of the Parties under this Agreement shall be determined in accordance with such Law.

11.8 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller. No waiver or failure to enforce by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer and Seller would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond or other security to enjoin or prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching party waives the defense that an adequate remedy at law may exist.

11.10 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

11.11 Exclusive Submission to Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL WITH DELIVERY CONFIRMATION TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(b).

11.12 Public Announcements. The Seller Parties and Buyer each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of Buyer and the Sellers, which shall not be unreasonably withheld or delayed, except as may be required by Law, including the Securities Exchange Act of 1934 and the regulations promulgated thereunder, or by any stock exchanges having jurisdiction over Seller, Buyer or their respective Affiliates.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation and the word “herein” shall mean “in this Agreement,” in each case, for any and all purposes in this Agreement. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time. All currency amounts contained herein refer to United States Dollars.

11.14 Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction in accordance with Section 11.11 to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.

11.15 Sellers’ Representative.

(a) By virtue of executing this Agreement and the Documents, each of the Sellers hereby appoints and constitutes Pranav Sood (together with his permitted successors) (the “Sellers’ Representative”) as his true and lawful agent and attorney-in-fact to act for and on behalf of such Seller for the purpose of taking any and all actions by such Seller specified in or contemplated by this Agreement, the Escrow Agreement or any document ancillary thereto, including as agent and attorney-in-fact for such party:

(i)	in connection with any amendment or waiver of any provision of this Agreement or the Escrow Agreement;

(ii)	with respect to any other matter that requires an action of any of the Sellers under this Agreement or the Escrow Agreement.

(b) In his capacity as such, the Sellers’ Representative shall be authorized, at his sole discretion to:

(i)	give and receive notices and communications (on behalf of any of the Sellers) relating to this Agreement or any of the transactions and other matters contemplated hereby;

(ii)	if applicable, authorize deliveries on behalf of the Sellers with respect to the satisfaction of Losses asserted by the Buyer Indemnified Parties;

(iii)	object to any Losses or claims made by the Buyer against the Sellers;

(iv)	consent or agree to, negotiate, enter into settlements and compromises of, and/or agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any claims for Losses (other than any claim for Losses by the Buyer against a Seller for fraud or willful misconduct), including with respect to any dispute between the Buyer and a Seller relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; and

(v)	take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(c) Any decision, act, consent or instruction of the Sellers’ Representative under this Agreement or the Escrow Agreement shall constitute a decision of each of the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Company shall be entitled to rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the Sellers. The Sellers’ Representative shall not bear any personal liability in connection with his actions as the Sellers’ Representative, except for personal liability arising out of or in connection with willful breach, intentional misrepresentation or fraud by the Sellers’ Representative.

(d) The limited power of attorney granted hereby is coupled with an interest and shall:

(i)	survive and not be affected by the subsequent death, incapacity, disability bankruptcy, liquidation or dissolution as applicable, of any Seller, and

(ii)	extend to each of the Sellers’ successors, permitted assigns, heirs, executors and legal representatives, as applicable.

(e) The Sellers’ Representative may at any time resign from his position upon delivery of notice in writing to the Buyer and each of the Sellers, which resignation shall be effective only upon the appointment or deemed appointment of a replacement Sellers’ Representative in accordance with the terms hereof.

(f) The Sellers’ Representative may be replaced from time to time by a Majority of the Sellers upon not less than ten (10) days’ prior written notice to the Buyer, the Company and only with the Buyer’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that no removal of the Sellers’ Representative shall be effective until such time as a replacement Sellers’ Representative has been appointed in accordance with the terms hereof.

(g) If Pranav Sood resigns from his position as the Sellers’ Representative, or is unable or unwilling to serve as the Sellers’ Representative for any reason, and no other representative is elected in writing by the Majority of the Sellers prior to such resignation taking effect, then Ian Ma shall, effective as of the date on which Pranav Sood ceased as the Sellers’ Representative, be deemed to be the substituted Sellers’ Representative for all purposes of this Agreement.

(h) Each of the Sellers (other than TILT Holdings, Inc.), jointly and not severally, hereby agree to hold the Sellers’ Representative harmless each of the Sellers, in accordance with such Seller’s Proportionate Share, agree to indemnify and defend the Sellers’ Representative from and against any and all Losses arising out of or in connection with any act or failure to act of the Sellers’ Representative hereunder, except to the extent that such Losses have been caused by willful breach, intentional misrepresentation or fraud by the Sellers’ Representative. Each Seller hereby acknowledges and agrees that the foregoing hold harmless and indemnity shall survive the Closing and shall survive the resignation or removal of the Sellers’ Representative. The Sellers’ Representative may arrange to receive reimbursement directly from the Sellers for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Sellers’ Representative in the performance or discharge of his rights and obligations under this Agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Stock Exchange Agreement as of the date first above written.

BUYER:

AKERNA CORP.

By:
Name: Jessica Billingsley
Title: Chief Executive Officer

   [Signature Page to Stock Exchange Agreement]

SELLERS:

[●]

By:
Name:
Title:

The Seller set forth above directs that any certificate or other document representing Akerna Share issued to such Seller pursuant to this Agreement be delivered to the following mailing address:

______________________________________

______________________________________

______________________________________

Attn: _________________________________

[Please check the applicable box and, where necessary, complete applicable fields]

☐	The Akerna Shares to be issued to the Seller set forth above pursuant to this Agreement shall be issued to and registered in the name set forth in the signature block above.

☐	The Akerna Shares to be issued to the Seller set forth above pursuant to this Agreement shall be issued and registered as follows:

______________________________________

(Name)

______________________________________

______________________________________

______________________________________

(Address)

 [Signature Page to Stock Exchange Agreement]

COMPANY:

TRELLIS SOLUTIONS, INC.

By:
Name:
Title:

SELLERS’ REPRESENTATIVE:

By:
Pranav Sood

Exhibit A

Form of Escrow Agreement

See attached.

Exhibit B

Form of Non-Compete

See attached.

Exhibit C

Form of Estoppel Certificate

See attached.

Exhibit D

Form of Lock-Up Agreement

See attached.

Exhibit F

Form of Omnibus Resolution

See attached.